FORM C-AR

ANNUAL REPORT PURSUANT TO REGULATION CF

For the fiscal year ended:

December 31, 2023

Energy Exploration Technologies, Inc.

(Exact name of issuer as specified in its charter)

Puerto Rico

(Jurisdiction of incorporation or organization)

66-0912748

(I.R.S. Employer Identification Number)

1624 Headway Circle Suite 100

Austin TX, 78754

(Address of principal executive offices)

(737) 273-9677

(Telephone number, including area code)

Common Stock, par value $0.01 per share

(Title of each class of securities issued pursuant to Regulation CF)

Annual Reg CF Report 2023

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this Annual Report on Form C-AR that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form C-AR are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes, and our actual results and performance could differ materially from those set forth in any forward-looking statements. The cautionary statements set forth in this Annual Report on Form C-AR identify important factors which you should consider in evaluating our forward-looking statements. These factors include, without limitation:

●	The success of our technology will require significant capital resources and acceptance by major industry mining, battery, and battery application related companies in South America, the United States, and/or other territories;

●	The price of our Common Stock has been determined by our Board of Directors and such pricing may be considered arbitrary;

●	Our ability to continue as a going concern;

●	Our limited resources compared to competitors;

●	Our ability to properly manage our costs;

●	Our ability to scale our products to a commercial scale;

●	Acceptance of our technology and products;

●	Our ability to protect our licensed, filed, or fully owned intellectual property and patent rights related to our technology as we develop our business and customer relationships;

●	Our ability to compete and succeed in a highly competitive and rapidly evolving industry;

●	Our limited operating history on which to judge our business plan, technology, and management;

●	Our ability to raise capital and the availability of future financing;

●	Our dependence on key suppliers, partners, and limited customers in the market; and

●	Our ability to maintain key personnel to support our technology development and business development activities.

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Although the forward-looking statements in this Annual Report are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. Minority owners of EnergyX do not have a definitive say in terms of business decisions. Principally, minority investors will not have sufficient voting rights required to influence company direction at their discretion. Corporate actions such as issuance of additional securities or repurchase of securities could influence the share price of securities held by minority investors. Fluctuations in company valuation could similarly occur and positively or adversely impact minority investors. Similarly, a sale of the issuer or assets of the issuer would signal a distribution of funds in relation to the securities held by the individual and the liquidation preferences of said securities. Based on the risks described above, you may lose all or part of your investment in the securities that you purchase, and you may never see positive returns. We undertake no obligation, other than as may be required by law, to re-issue this Annual Report or otherwise make public statements updating our forward-looking statements.

Throughout this document, mentions of EnergyX refer to Energy Exploration Technologies, Inc., a corporation formed on 12/18/2018 in Puerto Rico (the “Company”, “EnergyX” or “we”). The Company’s headquarters is located in 1654 Calle Tulipan, Ste 100, San Juan, PR 00927, and its principal place of business is located in 1624 Headway Circle, Suite 100, Austin Texas, 78754.

You may generally contact the Company by emailing hello@energyx.com or investors@energyx.com, and this annual report will be published on the SEC website (https://www.sec.gov/edgar/browse/?CIK=1830166) and our website www.energyx.com. Each investor should consult his or her own financial adviser, counsel, and accountant as to legal, tax, and related matters concerning his or her investment. The information in this Form C-AR is not meant to constitute such advice.

These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the merits of our Regulation CF offering (“Offering”), nor does it pass upon the accuracy or completeness of any offering, document or literature.

These securities were offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

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Questions and Answers

1. What is the legal status (including its form of organization, jurisdiction in which it is organized and date of organization), physical address and website of the Company?(§ 227.201(a))

Energy Exploration Technologies, Inc. (the “Company”, “EnergyX”, “we”, “our”, and “us”) is a corporation formed on December 18, 2018 under the laws of the Commonwealth of Puerto Rico, and is headquartered at 1654 Calle Tulipan, Ste 100, San Juan, PR 00927, with offices and laboratory facilities at 1624 Headway Circle, Suite 100, Austin, Texas, 78754.

Our mailing address is 1624 Headway Circle #100, Austin, TX 78754. Our website address is www.EnergyX.com.

2. What are the names of the directors and officers (and any persons occupying a similar status or performing a similar function) of the Company, all positions and offices with the Company held by such persons, the period of time in which such persons served in the position or office and their business experience during the past three years, including: each person’s principal occupation and employment, including whether any officer is employed by another employer; and the name and principal business of any corporation or other organization in which such occupation and employment took place? For purposes of this question, the term officer means a president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and any person routinely performing similar functions.(§ 227.201(b))

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth our directors and executive officers as of the date of this filing.

Name	Position	Age	Term of Office
Officers and Significant Employees:
Teague Egan	Founder, CEO, & President	36	6 years
Amit Patwardhan	Chief Technology Officer	49	4 years
Mayank Sharma	Treasurer, Chief Financial Officer	43	1 year
Simonida Tilton	Secretary, Corporate Counsel	37	1 year

Directors:
Teague Egan	Director, Founder and CEO	35	6 years
Michael Egan	Director	84	5 years
Kris Haber	Director	52	3 years
Stefon Crawford	Director	37	2 years
Paul Leggett	Director	47	7 months

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

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Executive Officers, Directors and Significant Employees

Teague Egan—Founder, CEO, President & Chairman

Mr. Teague Egan is the Founder and CEO of EnergyX. He is responsible for all aspects of building the company into a future world leader in renewable energy technologies. His focus is on commercializing the LiTAS™ and SoLiS™ technologies. Egan’s background is one of serial entrepreneurship, investing, inventing, and philanthropy. He has been investing in public sector energy assets and sustainable technologies since 2013. Prior to EnergyX, he previously started businesses in entertainment, music, and sports, and is also the inventor of energyDNA – a patented multi-component graphene textile fiber technology. Mr. Teague Egan founded Innovation Factory VC, a venture fund focused on tech, life sciences, real estate, and consumer products in 2012.

Most of his philanthropic efforts are associated with the Thomas E. Smith Foundation. He is the co-founder of Dance for Paralysis, The Reality Ride Challenge, and The Kindness Project. Egan is an alumnus of University of Southern California’s Marshall School of Business and received his bachelor’s degree in Entrepreneurship. After graduating from USC, Egan went on to complete the Executive Program in exponential technology including artificial intelligence, synthetic biology, and nanotechnology at Singularity University. Mr. Teague Egan is son to Mr. Michael Egan, a Director of the Company.

Michael Egan—Director

Mr. Michael Egan has served as a Director of the Company since 2019. Michael has spent over 35 years working in the travel industry. He started at Alamo Rent A Car, Inc. in 1973, became an owner in 1979, and became chairman and majority owner from 1986 to 1996 when he sold the company to AutoNation for $625 million. In 2000, AutoNation spun off the car rental division and he was named chairman and served in that position until 2003.

Since 1996, Mr.Egan has served as the controlling investor of Dancing Bear Investments, Inc., a privately held investment company where he was the controlling shareholder of Nantucket Nectars and theglobe.com. Prior to his many business successes, Mr. Egan held various administration positions at Yale University and taught at the University of Massachusetts at Amherst. He is a graduate of the Cornell University School of Hotel Administration.

Throughout his career, he has been presented with many honors and awards, including the prestigious Horatio Alger Distinguished American Award in 1997. Mr. Michael Egan is father to Mr. Teague Egan, the Founder, CEO, President, and Chairman of the Company.

Kris Haber—Director; Vice Chairman

Mr. Kris Haber has served as a Director of the Company since April 2021. He is an American businessman who, over the course of his 30-year career, has led the growth and development of successful boutique and scaled global financial enterprises. Previously, Mr. Haber held various roles at Lazard Asset Management, LLC., a division of Lazard, LTD., a firm managing approximately $170 Billion in assets under management. He spent approximately 14 years at Lazard rising to Managing Director and Head of Alternative Investments. As a prominent figure within the investment arena, he has been engaged in a variety of control-oriented, middle market buyout, and early-stage investment acquisitions within technology, healthcare, and consumer products.

During his tenure Mr. Haber has held the position of COO and Chairman of Safanad, LTD where he managed its business in the UK, UAE and US and teams responsible for 36 transactions. Previously, he held the position of COO and Partner at Advent Capital Management, LLC in New York, an advisory firm managing in excess of $11B on behalf of corporations, sovereign wealth funds and high net worth individuals, globally. As a seasoned veteran, Mr. Haber’s background combines experience including posts as CEO of Presidio Capital Group, LLC. and President of Threadneedle Investments NA, LLC a division of Ameriprise, Inc, a $900B asset management firm. Mr. Haber is engaged in various board level and philanthropic activities as a director, officer and advisor to corporate entities and non-profits. Haber is currently a partner at Investcorp.

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Stefon Crawford—Director

Mr. Stefon Crawford has served as a Director of the Company since December, 2022. Stefon started at General Motors Ventures (GMV) in April 2016 as an Investment Analyst and was promoted in March 2018 to Associate and to Partner in February 2023. Prior to GMV, from March 2011 to March 2016, Stefon spent 5 years in financial services at Rocket Mortgage. Stefon has earned a Bachelor’s degree in Business Administration from Eastern Michigan University as well as Executive Certificates in Negotiation and Venture Capital from HBS, Wharton Business School, and HAAS School of Business, University of Berkeley California.

Paul Leggett—Director

Mr. Paul Leggett has served as Director of the Company since January 2024. Paul also serves as Managing Director at Mithril Capital Management. Prior to Mithril, Mr. Leggett helped lead Morgan Stanley’s Clean Energy investment banking business with additional interests in energy policy, energy security and technology innovation. He also worked in Morgan Stanley’s Global Sustainable Finance and Mergers & Acquisitions groups. Mr. Leggett began his career in Natural Resources at Lehman Brothers. He is a member of the DOE HTAC, Sierra Club Clean Technology Leadership Council as well as a former Corporate Leader and current Term Member of the Council on Foreign Relations. He earned an MBA from the Darden School of Business at the University of Virginia and a BA in Political Economy from Tulane University.

Dr. Amit Patwardhan—Chief Technology Officer

Dr. Amit Patwardhan heads all technology development at EnergyX including both the LiTAS™ program and the solid-state battery SoLiS™ program. Dr. Patwardhan started as a consultant with EnergyX January 2020 and became a full-time employee June 2021.

Prior to joining EnergyX, Dr. Patwardhan held senior leadership roles with Rio Tinto (from September 2007— May 2019), a global Fortune 500 company with over $40 billion in revenue, in their Industrial Minerals business group and corporate technology group. Dr. Patwardhan was the co-inventor of an innovative process to recover lithium values from a very large new mineral discovery in Serbia and led the process development and piloting of the process. He also led the process development of a lithium byproduct recovery project in Southern California. Dr. Patwardhan has experience with research, process and project development, process optimization and business improvement.

Dr. Patwardhan has published over 50 articles in peer-reviewed journals and conferences and has served on National Committees of the Society of Mining Engineers for two terms. He received his BS degree in Chemical Engineering from the Indian Institute of Technology and his MS, PhD and MBA degrees from the Southern Illinois University.

Mayank Sharma – Chief Financial Officer & Treasurer

Mayank Sharma is the Chief Financial Officer at EnergyX and has served in this role since June 2023. Most recently, Mr. Sharma was elected Treasurer by the Board on April 3, 2024. Mr. Sharma oversees all financial and accounting operations for the Company.

Prior to joining EnergyX, Mr. Sharma served as Chief Financial Officer of Imperium3 New York, Inc., a lithium-ion battery manufacturing company from January 2022 to June 2023. Since 2019, Mayank has also served on the Board of Directors for TransTrac Technology Services Private Limited (d/b/a CredoPay), a payment processor company. From September 2006 to September 2019, Mayank served as a Director of Investment Banking at HSBC Bank PLC. From November 2019 to October 2021, Mr. Sharma served on the Board of Directors for EzSwype Business Solutions Private Limited, a merchant aggregator company.

Mr. Sharma has a Bachelor of Computer Applications from University of Delhi, Diplôme d’Ingénieur (MS Engineering) from Centrale Supélec and Masters in Management from ESSEC Business School, Paris.

Simonida Tilton – Corporate Counsel & Secretary

Simonida Tilton is the Corporate Counsel at EnergyX and has served in this role since August 2023. Most recently, Ms. Tilton was elected Secretary by the Board on May 2, 2024. Ms. Tilton oversees all legal transactions for the Company.

Prior to joining EnergyX, Ms. Tilton served as Of Counsel at Dunn Carney, LLP, an Oregon-based law firm. Ms. Tilton obtained her Juris Doctor from Chicago-Kent College of Law in Chicago, IL, and her Bachelors degree in Law and Business from Oxford Brookes University.

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3. What is the name and ownership level of each person, as of the most recent practicable date but no earlier than 120 days prior to the date the offering statement or report is filed, who is a beneficial owner of 20 percent or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power?(§ 227.20l(c) and portions of§ 227.20l(m))

Egan Global Management, LLC owns 39,000,000 shares of Common Stock, and 21,000,000 of Founders Preferred Stock, 1,043,046 shares of Series A Preferred Stock, and 299,701 shares of Series B Preferred Stock, representing approximately 48% of the company on a fully diluted basis.

4. Describe the business of the Company and the anticipated business plan of the Company. (§ 227.201(d))

We are a renewable energy technology company focused on developing technologies in energy storage and the critical materials that are needed for battery production such as lithium. We hope to fundamentally change the way humanity is powering our world and storing clean energy with breakthrough direct lithium extraction technologies and more effective energy storage solutions.

We are developing technologies that allow for more efficient production of lithium, which is one of the main materials in rechargeable batteries used in electric vehicles, as well as the creation of next generation lithium-based batteries that are cheaper, longer-lasting, and more energy efficient than current formulations. Our objectives are to make lithium production more efficient, cost effective, and environmentally friendlier than existing conventional methods of production. We are also conducting research focusing specifically on solid-state and quasi solid-state battery architectures. Solid state and quasi solid-state batteries describe the composition of a battery cell where most standard lithium-ion cells of today currently include a liquid component that acts as a layer between the anode and separator and the cathode and separator. The liquid component is meant to fill any gaps between these two solid components. However, the liquid component typically is flammable, causing safety concerns and lowering the performance of the battery. For some time now, researchers have been working to eliminate liquid in battery cells, thereby making them “solid-state” batteries. For EnergyX, we are attempting to make full, true all solid-state cells, as well as “quasi solid-state” cells, which is a version that has substantially reduced the amount of liquid to a thin coating of the separator component as opposed to injecting liquid in larger amounts. The Company’s goal is to become a premier, low-cost lithium technology provider for the growing lithium battery and electric vehicle industries.

We have developed a Direct Lithium Extraction (“DLE”) technology called LiTAS™ (Lithium-Ion Transport and Separation) to process lithium enriched brines found in certain salt flats across the world. Approximately 50-60% of the world’s lithium production today is sourced from brine resources coming from South America according to Benchmark Mineral Intelligence, a leading data intelligence firm for the minerals and battery supply chain. The northern portion of Chile, the northern portion of Argentina, and the southern part of Bolivia is known as the “Lithium Triangle” as it is projected to hold over 50% of the world’s known lithium deposits. The remaining production of lithium comes from hard rock or clay mining that is mainly completed in Australia, portions of China and other various locations around the world.

A few of the shortcomings of lithium-ion batteries are they only hold a moderate charge, about 350 miles of range in an EV or 1 day in a cell phone, they are relatively expensive to produce, and—under the wrong conditions—have flammability or safety issues. We are working on solid-state and quasi solid-state lithium-based battery technology program called SoLiS™ (Solid Lithium Separator) using elements of our core LiTAS™ nanotechnology. The battery team at EnergyX has made substantial progress meeting our goals in accordance with Technology Readiness Levels, a metric used by the International Organization for Standardization which quantifies progress of a technology’s development. While the SoLiS™ initiative is approximately 10% of the budget, resources, and work force at EnergyX, we have developed multi-layer pouch cells, which are battery cells in the form of flat stacked components, as opposed to cylindrical cells, and more than one single layer, in our quasi solid-state battery formats that have cycled more than 600 times. Large scale battery manufacturers have given us certain target performance metrics that include 800 cycles, a goal we feel is well within reach. While our solid-state and quasi solid-state battery research programs are fundamental to our business, we cannot currently predict when our technologies and products will be readily available for commercial sales.

We believe our technology may have additional applications within the energy storage, mineral extraction or processing of critical minerals being used for battery production. We continue to explore and research other applications as they become aware to us.

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5. How many employees does the Company currently have?(§ 227.201(e))

As of the date of this filing, we have approximately seventy-seven (77) full-time employees and approximately fourteen (14) part-time employees and/or contractors.

6. Discuss the material factors that make an investment in the Company speculative or risky. (§ 227.201(f))

We have little operating history on which to judge our business prospects and management.

The Company was incorporated on December 18, 2018 and has no history of revenues, technology development or commercial operations related to battery materials or lithium and mineral extraction operations. Operating results for future periods are subject to numerous uncertainties and we cannot assure that the Company will achieve or sustain profitability. The Company’s prospects must be considered in light of the risks encountered by companies in the early stage of research and project development. Future operating results will depend upon many factors, including our success in attracting and retaining motivated and qualified personnel, our ability to establish short term credit lines or obtain financing from other sources such as this Offering, other offerings or contemplated offerings, our ability to develop and market new products, acquire customers, develop extractive technologies, control costs, and other general economic conditions. We cannot assure that the Company will successfully address any of these risks.

Our financial situation creates substantial doubt whether we will continue as a going concern.

Since inception, the Company has not generated revenues, has incurred losses, and had an accumulated deficit of $(33,382,207) as of December 31, 2023 and $(18,444,266) as of December 31, 2022. Further, we expect to incur a net loss in the foreseeable future, primarily as a result of increased operating expenses related to the deployment of pilot plants, manufacturing and scaling equipment, and the operations necessary to reach commercial contracts. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from this Offering, other offerings, or additional financing through private placements, public offerings, and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings, and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available due to changing market conditions among various other factors, or if available, will be on acceptable terms. These conditions represent material uncertainties that may cast substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

We will need, but may be unable to obtain, additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon a limited number of stockholders to finance our operations to date, and in the future, we hope to rely on revenues generated from operations to fund all of the cash requirements of our activities. However, there can be no assurance that our stockholder’s will continue to finance our operations or that we will be able to generate any significant cash from our operating activities in the future. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the Common Stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with such covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose such existing sources of funding and impair our ability to secure new sources of funding. However, there can be no assurance that the Company will be able to generate any investor interest in its securities. In such case, if we do not obtain additional financing, our business will never commence, in which case you would likely lose the entirety of your investment in us.

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We will incur increased costs as a result of our ongoing offerings, including Regulation A, Tier 2 public reporting obligations, and our management team will be required to devote substantial time to new compliance initiatives.

We will incur significant legal, accounting, and other expenses that we did not incur as a private company. Our management and other personnel would need to devote a substantial amount of time to comply with our reporting obligations. Moreover, these reporting obligations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Failure to properly manage costs may have an adverse impact on us.

Managing costs is a complex undertaking. Even if the Company carries out well-considered, planned, and executed strategies, the Company may not be able to achieve the efficiencies, savings, or timetable, anticipated. Expected efficiencies, saving, and benefits may be delayed or not realized at all, and Company operations and business could be disrupted. We may experience unanticipated negative net operating cash flows. Excessive use of cash to fund operations may necessitate significant changes to cost structures if we are unable to grow the Company revenue base to the necessary levels for funding ongoing operations. If it were to become necessary to undertake cost reduction initiatives, such initiatives could place a burden on Company management, systems, and resources. Generally, increasing dependence on key persons and reducing functional back-ups, will lessen Company’s ability to retain, train, supervise and manage employees effectively, and to respond timely and effectively to unanticipated issues. Insufficient funds could require the Company to, among other things, terminate key employees, which could in turn, place additional strain on any remaining employees, and could severely disrupt the Company business, including the ability to grow and expand. If we are unable to manage costs, lose key employees, or are unable to attract and properly train new employees, Company operations and financial results could be adversely affected. The Company could fail in the event our access to capital is limited because of substandard performance.

Failure to develop our internal controls over financial reporting as we grow could have an adverse impact on us.

As our Company matures, we will need to continue to develop and improve our current internal control systems and procedures to manage our growth. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish appropriate controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition, or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to, or report on management’s assessment of our internal controls over financial reporting, may have an adverse impact on the price of our Common Stock.

We may be affected by regulation of our Customers Mining Operations in South American Salars.

EnergyX’s separation technology equipment will be located at or near our or our customer’s operational sites. Our customers operational sites may be located in lithium brine salars near indigenous land with such indigenous people located within a specified distance from our separation technology equipment and our customers operations. Opposition by any indigenous people or governmental or non-governmental organization that support indigenous people to our customers processing operations may, under certain circumstances, require modification of the development or commercial operation of our separation technology equipment and related processing projects. Opposition from such entities to future customer operations may require our customers to spend significant amounts of time and resources to enter into agreements with such indigenous groups or local governments with respect to their projects and mineral extraction operations, and securing necessary agreements or licenses and permits, in some cases, may cause increased cost and delays to the advancement of our installed separation technology.

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We may face difficulty in scaling up our product to a commercial scale.

While the Company’s core technology has shown significant promise at the laboratory scale in a controlled environment, a number of scaling steps, including but not limited to, further real-world testing and in-field pilot and demonstration plant testing, are necessary before the technology will be available for commercialization. Critical scaling steps include confirming the stability of key chemical components and the expected useful life of the membrane. There is no guarantee that the Company’s direct lithium extraction technologies will maintain certain properties, including but not limited to, mechanical or thermal stability during the scaling process, or perform at scale with similar results to laboratory testing thus far. Any delay in achieving key scaling milestones consistent with anticipated technology economic and environmental benefits could have a material adverse effect on the Company’s business and financial condition. There is no guarantee that the Company’s core technology will be available for commercialization in the near future, or at all.

Rapid business expansion may place strains on the company.

We anticipate growing the business rapidly in the next several years. Rapid growth will place strains upon management, administrative, operational, and financial infrastructure. The Company’s success will be dependent upon efforts to attract, retain, train, and develop qualified salespeople, managers, engineers, and other staff. If we are not able to manage growth and expansion while maintaining the quality of service, the Company’s business will suffer. There is no guarantee that we will be able to grow the business in the anticipated time frame or at all.

We are heavily reliant on key personnel.

The Company’s technology development, customer acquisition, and commercial implementation will depend on the efforts of key management, including but not limited to, our founder and CEO Teague Egan and other key personnel. Loss of any of these people, particularly to competitors, could have a material adverse effect on the Company’s business. Further, with respect to the future development of the Company’s technology and products, it may become necessary to attract both international and local personnel for such development. The marketplace for key skilled personnel is becoming more competitive, which means the cost of hiring, training, and retaining such personnel may increase. Factors outside the Company’s control, including competition for human capital and the high level of technical expertise and experience required to execute this development, will affect EnergyX’s ability to employ the specific personnel required. Due to the relatively small size of EnergyX, the failure to retain or attract a sufficient number of key skilled personnel could have a material adverse effect on the Company’s business, results of future operations and financial condition. Moreover, EnergyX does not currently intend to take out ‘key person’ insurance in respect of any directors, officers or other employees.

If we become involved in litigation, our operations and prospects may be adversely affected.

While currently not involved in any disputes or litigation, the Company may become involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If EnergyX is unable to resolve potential disputes favorably, it may have a material adverse impact the ability of EnergyX to carry out its business plan.

Risks Related to our Business

General market uncertainty could adversely impact our business.

Market opportunity estimates are subject to significant uncertainty and are based on assumptions and estimates, including our internal analysis and industry experience. Assessing the market for alternative lithium production and refinery technology is particularly difficult due to a number of factors, including limited available information and the rapid evolution of the market. In addition, even if the markets in which we compete meet or exceed size estimates, the Company could fail to grow in line with forecasts, or at all, and we could fail to increase revenue or market share. Company growth and ability to serve a significant portion of our target markets will depend on many factors, including success in executing business strategy, which is subject to many risks and uncertainties, including the other risks and uncertainties described elsewhere in this disclosure.

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Significant long-term changes in the battery storage and electric vehicle space could adversely impact our business.

The battery storage and electric vehicle landscape is evolving at an increasingly fast pace as a result of factors including new dynamic start-up entrants, significant research and development, technology advancements, industry consolidation, climate change awareness and climate change activism. The battery storage and electric vehicle landscape is changing rapidly with new start-up entities working in the industry. These start-up operations, as well as long time industry incumbent operations, will impact the pace of change and direction of the industry to meet customer demand. These start-ups have been able to attract significant capital in the United States and foreign markets to expand the time and resources spent on research and development in this industry. The capital resources are being supplied from venture capital markets as well as from long time industry players that are investing in new technology to gain a competitive advantage. The change from the internal combustion engine (“ICE”) to electric vehicles (“EV”) has placed market and competitive pressure on the major automotive industry players. This competitive pressure has resulted in mergers and acquisition for new technology and innovation. It is expected that the industry will continue to see consolidation of these smaller start-up players as the market recognizes the technology shift and acceptance of the transition away from ICE to EV. Some of these major industry players and competitors have greater total resources or are state-supported, which make them less vulnerable to industry downturns and better positioned to pursue new expansion and development opportunities. The advancement and adoption of technology and innovations in battery storage and EV markets, and across the value chain, has increased and is expected to further accelerate as pressures from consumer preference and governments evolve. While the battery storage and electric vehicle space seemingly has exponential demand for the coming decades, that demand wane and those projections may shift. Long term projections rarely prove correct, and a variety of factors including but not limited to less battery demand than projected could adversely impact the demand for lithium, and thus the demand for EnergyX products, services, and technology.

The prospective impact of potential climate change on our operations and those of our customers remains uncertain. Some scientists have suggested that the impacts of climate change could include changing rainfall patterns, water shortages, changing sea levels, changing storm patterns and intensities, and changing temperature levels, and that these changes could be severe. These impacts could vary by geographic location. These factors as well as other factors affecting long-term demand for battery storage and EV could adversely impact our strategy, demand for critical battery materials including lithium and financial performance.

Shifting global dynamics may result in a prolonged delay in the transition to battery storage and electric vehicle adoption.

Global macro-economic conditions and shifting dynamics, including trade tariffs and restrictions, increased price competition, or a significant change in production or consumption trends, could lead to a sustained environment of reduced demand for critical material related to battery storage and electric vehicles. The battery storage and electric vehicle market is subject to intense price competition from both domestic and foreign sources, including state-owned and government-subsidized entities. Critical minerals including lithium carbonate and lithium hydroxide used to produce batteries for energy storage and for EV’s are a global commodity with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and, to a lesser extent, on customer service and product quality. Supply is affected by available capacity and operating rates, raw material costs and availability, government policies and global trade. Periods of high demand, high capacity utilization, and increasing operating margins tend to result in investment in production capacity, which may cause supply to exceed demand and capacity utilization and realized selling prices for these critical materials to decline, resulting in possible reduced profit margins. Competitors and potential new entrants in the markets for the critical minerals have in recent years expanded capacity, begun construction of new capacity, or announced plans to expand capacity or build new facilities. The extent to which current global or local economic and financial conditions changes in such conditions or other factors may cause delays or cancellation of some of these ongoing or planned projects or result in the acceleration of existing or new projects, is uncertain. Future growth in demand for our products may not be sufficient to absorb excess industry capacity. We are impacted by global market and economic conditions that could adversely affect demand for critical battery related minerals or increase prices for, or decrease availability of, energy and other resources necessary to produce these minerals.

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Additional shifting global dynamics may include rising incomes in developing countries, the relative value of the US dollar and its impact on the importation of critical minerals and battery related material, foreign mining policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets and other regulatory policies of foreign governments, trade wars and measures taken by governments which may be deemed protectionist, as well as the laws and policies affecting foreign trade and investment. Furthermore, some customers require access to credit to purchase mining and processing equipment and a lack of available credit to customers in one or more countries, due to this deterioration, could adversely affect the demand and supply markets across the world.

We will face risks associated with conducting business with counterparties in South America.

Among some of the best lithium reserves in the world, the salt flats containing brine with significant concentration of lithium are located in South America primarily in Chile, Argentina and Bolivia. As a result, our intended operations in these regions would be exposed to various levels of geopolitical, economic and other risks and uncertainties associated with operating in a foreign jurisdiction. These risks and uncertainties include, but are not limited to, currency exchange rates; corruption; price controls; import or export controls; currency remittance; high rates of inflation; labor unrest; renegotiation or nullification of existing permits, applications and contracts; tax disputes; changes in tax policies; restrictions on foreign exchange; changing political conditions; community relations; currency controls; and governmental regulations that may require the awarding of contracts of local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Changes, if any, in mining or investment policies or shifts in political attitudes in these South American countries or other countries in which the Company may conduct business, may adversely affect the operations of the Company. The Company may become subject to local political unrest or poor community relations that could have a debilitating impact on operations and, at its extreme, could result in damage and injury to personnel and site infrastructure.

Failure to comply with applicable laws and regulations may result in enforcement actions and include corrective measures requiring capital expenditures, installing of additional equipment or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

We may be subject to risks related to our acquisition and integration of those acquisitions which may not be successful.

From time to time, it can be expected that EnergyX will examine opportunities to acquire additional technology, processing capabilities, and/or assets and businesses. Any acquisition that EnergyX may choose to complete may be of a significant size, could require significant attention by the Company’s management, may change the scale of the Company’s business and operations, and may expose EnergyX to new geographic, political, operating, financial, and country risks. The Company’s success in its acquisition activities depends upon its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of EnergyX. Any acquisitions would be accompanied by risks. There can be no assurance that EnergyX would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, that EnergyX would be able to successfully integrate the acquired business into the Company’s pre-existing business, or that any such acquisition would not have a material and adverse effect on EnergyX.

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The lithium and battery industry may not welcome innovative technology.

We will be introducing a substantiality new technology to an industry for use in large scale projects that has been primarily reliant on well- established, albeit inefficient, technologies to date. The timing on acceptance, including any delays in negotiating pricing mechanisms with customers and users of the technology and associated production and costs benefits, is uncertain. Slower than anticipated acceptance could have impact on Company’s projections, cash flow, cash reserves, and all forward-looking statements. The Company, in addition to revenues from the sale of plant and equipment, anticipates generating a significant amount of its revenues from a technology or production type fee based on the amount of lithium materials produced and sold by the customer or end-user over a number of years. There is no assurance that customers will accept a recurring production-based form of compensation nor its duration.

Risks Related to Brine Processing and Mining Operations

We are subject to political risk in non-US jurisdictions.

We may be subject to political and geopolitical risks. The stability of the foreign governments that EnergyX will conduct its primary operations are uncertain due to ongoing elections, political unrest, corruption, outside foreign influence, changing geo-political action, and the need and priorities of its citizens. Changes in the political environment and stability of the government officials may adversely impact our ability to continue operations, the pricing and margins achieved from those operations, and our ability to continue operations on an ongoing basis. EnergyX’s operations may be based on contracts or agreements signed with the foreign governments or its state-owned operators that could be renegotiated or terminated with a change in the controlling political party that would adversely affect our operations, revenue, and profit margins to be achieved in the future.

We may be subject to Currency Rate Risk.

We may be subject to currency risks. EnergyX’s reporting currency is the dollar of the United States of America, which is exposed to fluctuations against other currencies. EnergyX’s primary operations are located in North America and South American, specifically the countries Chile, Argentina, and Bolivia, where expenditures and obligations are incurred in the country’s local currency. As such, EnergyX results of operations are subject to foreign currency fluctuation risks, and such fluctuations may adversely affect the financial position and operating results of EnergyX. The Company has not undertaken to mitigate transactional volatility in the United States dollar to these foreign currencies at this time. EnergyX may, however, enter into foreign currency forward contracts in order to match or partially offset existing currency exposures and contract for payment is US currency to limit its ongoing exposure to foreign currency fluctuations.

Our business is subject to government regulation and policy over which we have no control.

Our operations and our customers, who are typically lithium resource owners and producers, are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including mining taxes and labor standards. In order for the Company to carry out its activities, it and its customers various licenses and permits must be obtained and kept current. There is no guarantee that these licenses and permits will be granted, or that once granted will be maintained and extended. In addition, the terms and conditions of such licenses or permits could be changed and there can be no assurances that any application to renew any existing licenses will be approved. There can be no assurance that all permits that EnergyX requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that EnergyX has obtained, could have a material adverse impact on the Company. EnergyX may be required to contribute to the cost of providing the required infrastructure to facilitate the development of lithium resources and will also have to obtain and comply with permits and licenses that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that EnergyX or its customers will be able to comply with any such conditions and non-compliance with such conditions may result in the loss of certain permits and licenses on properties, which may have a material adverse effect on EnergyX. Future taxation of lithium producers and mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on the Company.

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Unpredictable events, such as the COVID-19 outbreak, could seriously harm our future revenues and financial condition, delay our operations, disrupt supply chains, increase our costs and expenses, and affect our ability to raise capital.

Our operations could be subject to unpredictable events, such as extreme weather conditions, medical epidemics or pandemics such as the COVID-19 outbreak, other natural or manmade disasters or business interruptions, or any acts of God or forced majeure events, for which we may not be adequately insured. We do not carry insurance for all categories of risk that our business may encounter. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Additionally, COVID-19 has caused significant disruptions to the global financial markets and global supply chains, which could impact our ability to raise additional capital, or secure required equipment, respectively. The ultimate impact on us and the battery minerals mining industry and electric vehicle sector is unknown, but our operations and financial condition could suffer in the event of any of these types of unpredictable events. Further, any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, results of operations, financial condition and cash flows.

Our business and operations are affected by global financial conditions.

Recent global financial conditions have been characterized by increased volatility and limited access to public and private financing, particularly for junior mineral exploration companies. The matters could negatively impact our ability to obtain equity or debt financing in the future on terms favorable to the Company or at all. If such conditions continue, our operations could be negatively impacted.

Our business and operations are affected by the commodities markets.

The future revenue generated from EnergyX’s technology, its financial results, and its access to the capital required to finance its research and development and operating activities may in the future be adversely affected by declines in the price of lithium carbonate and lithium hydroxide and other lithium materials in the world market. Mineral prices fluctuate widely and are affected by numerous factors beyond the Company’s control such as the sale or purchase of minerals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation of global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. If these or other factors continue to adversely affect the price of lithium carbonate, lithium hydroxide and other battery grade lithium materials, the market price of EnergyX securities may decline and the Company’s operations may be materially and adversely affected.

The battery mineral market is subject to fluctuation and availability of commercial quantities.

The market for battery minerals is influenced by many factors beyond the Company’s control, including without limitation the supply and demand for minerals, the sale or purchase of battery grade materials by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. In addition, the battery grade materials and lithium minerals industry in general is intensely competitive and there is no assurance that, even if apparently commercial quantities and qualities of minerals (such as lithium) are discovered, a market will exist for their profitable sale. Commercial viability of mineral deposits may be affected by other factors that are beyond the control of EnergyX, including the particular attributes of the deposit such as its size, quantity and quality, the cost of mining and processing, proximity to infrastructure, the availability of transportation and sources of energy, financing, government legislation and regulations including those relating to prices, taxes, royalties, land tenure, land use, import and export restrictions, exchange controls, restrictions on production, and environmental protection. It is impossible to assess with certainty the impact of various factors that may affect commercial viability such that any adverse combination of such factors may result in EnergyX not receiving an adequate return on invested capital or having its mineral technology projects be rendered uneconomic.

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Estimates of Mineral Resources are Uncertain.

Lithium and mineral resource estimates completed by our customers at the various mining location are largely based upon estimates made by customer personnel and independent geologists and qualified persons. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revision based on further exploration or development work. The estimation of lithium and mineral resources may be materially affected by unforeseen geological circumstances including but not limited to environmental, permitting, legal, title, taxation, socio- political, marketing, or other relevant issues. As a result of the foregoing, there may be material differences between actual and estimated mineral reserves, which may impact the viability of the Company’s revenue estimates and have a material impact on EnergyX.

Production processing can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, and unusual or unexpected work interruptions. Any material change in quantity of mineral resources, mineral reserves, and grade, may also affect the economic viability of any project undertaken by EnergyX. In addition, there can be no assurance that mineral recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during full production. To the extent that EnergyX is unable to process brine resources as expected and estimated, the Company’s business may be materially and adversely affected.

We may not maintain adequate insurance for our needs.

The Company’s business is generally subject to a number of risks and hazards, including but not limited to, adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected work conditions, changes in the regulatory environment, natural phenomena such as inclement weather conditions, and floods and earthquakes. Such occurrences could result in damage to mineral processing equipment, technology, and/or production facilities, personal injury or death, environmental damage to the Company’s properties or the properties of others, monetary losses and possible legal liability.

Although EnergyX may maintain insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with its operations. EnergyX may also be unable to maintain insurance in certain territories to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of processing and production is not generally available to EnergyX or to other companies in the mining industry on acceptable terms. The Company might also become subject to liability for pollution or other hazards which it may not be insured against or which EnergyX may elect not to insure against because of premium costs or other reasons. Losses from these events may cause EnergyX to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

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We will be required to make significant expenditures related to health, safety and community relations.

The Company’s operations are subject to various health and safety laws and regulations that impose various duties on the Company in respect of its operations, relating to, among other things, worker safety and the surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, EnergyX’s operations. The Company expects to make significant expenditures to comply with the extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, site development and protection of endangered and other special status species, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near the Company’s operational locations, but there can be no guarantee that these expenditures will ensure EnergyX’s compliance with applicable laws and regulations and any non-compliance may have a material and adverse effect on EnergyX.

We are subject to Environmental Regulations and Risks.

Our activities are subject to extensive federal, state, and local laws and regulations governing environmental protection and employee health and safety. Environmental legislation is evolving in a manner that is creating stricter standards, while enforcement, fines and penalties for non-compliance are more stringent. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations. Furthermore, any failure to comply fully with all applicable laws and regulations could have significant adverse effects on the Company, including the suspension or cessation of operations.

The current and future operations of the Company, including development and processing activities, are subject to extensive federal, state and local laws and regulations governing environmental protection, including regarding protection and remediation of processing sites and other matters. Activities at the site locations where the Company operates may give rise to environmental damage and create liability for the Company for any such damage or any violation of applicable environmental laws. To the extent the Company is subject to environmental liabilities, the payment of such liabilities or the costs that the Company may incur to remedy environmental pollution would reduce otherwise available funds and could have a material adverse effect on the Company. If EnergyX is unable to fully remedy an environmental problem, it might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on the Company’s operations. EnergyX intends to minimize risks by taking steps to ensure compliance with environmental, health and safety laws and regulations and operating to applicable environmental standards.

Many of the local, state, and federal environmental laws and regulations may require the Company to obtain licenses for its activities. The Company may need to update and review its licenses from time to time and could be subject to environmental impact analyses and public review processes prior to approval of new activities. EnergyX can make no assurance that it will be able to maintain or obtain such required environmental and social licenses on a timely basis, if at all.

In addition, it is possible that future changes in applicable laws, regulations and authorizations or changes in enforcement or regulatory interpretation could have a significant impact on the Company’s activities. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond the Company’s or its subsidiaries’ financial capabilities.

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We are engaged in a competitive industry environment.

The battery material development and electric vehicle industry is highly competitive in all of its phases, both domestically and internationally. Our ability to acquire customers and develop and implement our technology at lithium and mineral resource processing sites in the future will depend not only on our ability to develop our present technology, but also on our ability to scale our pilot facilities to commercial operations, and continue to supply our separation technology that enhances selective mineral extraction. The Company may be at a competitive disadvantage in acquiring its customers because it must compete with other entities and companies, many of which have greater financial resources, operational experience, and technical capabilities than EnergyX. Some competitors have longer operating histories and significantly greater financial, marketing, technical, or other competitive resources including funding capacity. As a result, competitors may be better able to overcome capital markets dislocations, adapt more quickly to new or emerging technologies, and changes in customer preferences, or compete for skilled professionals. Competitors may also be able to devote greater resources to the promotion and sale of their products and services. In particular, competitors with larger customer bases, greater name or brand recognition, or more established customer relationships than us have an advantage in keeping existing clients and attracting new ones. We may face competition from new market entrants, including the Company’s customers or former customers if they choose to develop an internal capability to provide any of the services that we currently offer. We cannot assure you that we will be able to compete successfully with new or existing competitors. If we are not able to compete effectively, our results of operations may be adversely affected. The Company may also encounter competition from other mining and extractive mineral companies in its efforts to hire experienced operating and technical professionals. Competition could adversely affect the Company’s ability to attract necessary funding or acquire suitable customers for future profitable operations. Competition for services and equipment could result in delays if such services, contracts, or equipment cannot be obtained in a timely manner due to inadequate availability and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment. Any of the foregoing effects of competition could materially increase project development costs and/or construction costs, result in project and technology deployment delays, and generally and adversely affect EnergyX and its business and prospects.

Our Stockholders are subject to dilution.

Financing the development of processing operations through to commercial production will be expensive and we may require additional capital to fund large commercial construction and development, technology programs, and potential acquisitions. We cannot predict the size of future issuances of Company shares, the issuance of debt instruments, or other securities convertible into Company shares in connection with any such financing, or the issuance of options to Company employees to add key members to the team. Likewise, EnergyX cannot predict the effect, if any, that future issuances and sales of EnergyX securities will have on the market price of such shares. If EnergyX raises additional funds by issuing additional equity securities, such financing may substantially dilute the interests of existing stockholders. Sales of substantial numbers of Company shares, or the availability of such Company shares for sale, could adversely affect prevailing market prices for EnergyX securities and a securityholder’s interest in EnergyX.

Our business may be adversely affected by climate change and climate change regulations.

Climate change could have an adverse impact on the Company’s operations. The potential physical impacts of climate change on the operations of EnergyX are highly uncertain and would be particular to the geographic circumstances in areas in which it operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes in climate could have an impact on the cost of development or processing production on the Company’s projects and customer contracts and adversely affect the financial performance of its operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the business of EnergyX. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to climate change and its potential impacts. Legislation and increased regulation regarding climate change could impose significant costs on EnergyX, its customers and its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Any adopted climate change regulations could also negatively impact the Company’s ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, EnergyX cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by EnergyX or other companies in the natural resources industry could harm the reputation of EnergyX.

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EnergyX will require external financing in future periods. There is no guarantee that external financing will be available on commercially reasonable terms, or at all, and the Company’s inability to finance future development and acquisitions would have a material and adverse effect on EnergyX and its business and prospects.

Risks Related to Our Financial Position and Need for Capital

We will need to raise additional funding through promissory notes, convertible notes, or the sale of preferred and common stock, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations. Additionally, we may need to raise additional funding through the sale of preferred stock, common stock, and convertible notes at a lower valuation than in this Offering to support our business. Our management may in its discretion offer securities of the Company in “down rounds” at lower pricing than the share price in this Offering.

We may not achieve the sale of Shares in our offerings, and/or our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements, or a combination of these approaches. In any event, we will most likely require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current or future economic environments may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect the Company’s ability to develop technology and commercialize our product and commercial processing facilities. To that extent, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our existing stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights, and other operating restrictions that could adversely impact our ability to conduct our business.

We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than would be desirable. In such a case, we may be required to relinquish rights to some of our technologies or product candidate or agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results, and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs, the commercialization of any product candidate, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition, and results of operations.

Investors in this offering will incur immediate dilution from the offering price.

Because the price per share of the Company being offered is higher than the book value per share of the Company, investors will suffer immediate dilution in the net tangible book value of the Company purchased in this offering.

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The Price per Share has been Determined by our Management and our Board of Directors and such Determination of Share Price may be Arbitrary.

The price per share of our Common Stock has been determined by the Company’s management as recommended and approved by our Board of Directors in its sole discretion projecting the value of the Company based on (i) the addition of new commercial agreements, (ii) additional liquidity from the Series B financing, (iii) valuations of peer companies in our industry, (iv) projections of our future cash flows (because the present value of a future cash flow increases as the future cash flow gets closer). The price per share of our Common Stock has not been determined by an independent valuation specialist and may be arbitrary. Additionally, our management may in its discretion offer securities of the Company in “down rounds” at lower pricing than the share price in this Offering. There are no guarantees investors will realize any appreciation on the shares of our Common Stock sold in this Offering.

This Offering does not require a minimum funding to close.

We may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements and funding. We do not have any track record for self-underwritten Regulation CF offerings and there can be no assurance we will sell any amount. It is possible we may only raise a minimum amount of capital, which could leave us with insufficient capital to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

We are subject to liquidity risk.

Liquidity risk arises through the excess of financial obligations due over available financial assets at any point in time. The Company’s objective in managing liquidity risk will be to maintain sufficient readily available cash reserves and credit in order to meet its liquidity requirements at any point in time. As EnergyX does not currently have revenue and is not expected to have revenue in the foreseeable future, EnergyX will be reliant upon debt and equity financing to mitigate liquidity risk. The total cost and planned timing of acquisitions and/or other development or construction projects is not currently determinable, and it is not currently known precisely when EnergyX will require external financing in future periods. There is no guarantee that external financing will be available on commercially reasonable terms, or at all, and the Company’s inability to finance future development and acquisitions would have a material and adverse effect on EnergyX and its business and prospects.

Our Subscription Agreement provides that the state and federal courts located within the geographical boundaries of Puerto Rico will be the exclusive venue and forums for disputes arising out of the Subscription Agreement, which could limit our investors’ ability to obtain a favorable judicial venue and forum for disputes with us.

Our subscription agreement provides that the federal and state courts located within the geographical boundaries of Puerto Rico will be the exclusive venue and forums for resolving any complaints under the agreement. These exclusive-venue provisions may limit an investor’s ability to bring a claim in a judicial venue that it finds favorable for disputes with us, which may discourage lawsuits against us and our directors, officers and other employees. There is uncertainty as to whether a court will enforce this provision with respect to all claims arising out of the subscription agreement, including claims brought under the Securities Act or the Exchange Act. Notwithstanding any interpretation of the provisions in the subscription agreement to the contrary, pursuant to Section 22 of the Securities Act, investors’ claims asserted under the Securities Act and the rules and regulations thereunder are subject to concurrent state and federal court jurisdiction. Additionally, pursuant to Section 27 of the Exchange Act, and the recent Supreme Court precedent thereunder in Merrill Lynch, Pierce, Fenner & Smith Inc. v. Manning (2016), the federal courts will have exclusive jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. If a court were to find the venue and forum provisions in our subscription agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

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Risks Related to Our Common Stock

Our executive officers, directors, major stockholder and their respective affiliates will continue to exercise significant control over our Company after this Offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Immediately following the completion of this Offering, including any shares of Common Stock that are purchased in this Offering, if any, and assuming no other shares are sold, the existing holdings of our Founder and CEO will represent beneficial ownership of our outstanding Common Stock. As a result, the Founder and CEO will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. The Founder and CEO acquired these shares of Common Stock for substantially less than the price of the shares of Common Stock being acquired in this Offering. In addition, this concentration of ownership might affect the market price of our Common Stock by:

●	Delaying, deferring or preventing a change of control of the Company;

●	Impending a merger, consolidation, takeover or other business combination involving the Company; or

●	Discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company

We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause our Common Stock price to decline.

We will have considerable discretion in the application of the net proceeds of this Offering. We intend to use the net proceeds from this Offering to fund our business strategy, including without limitation, new and ongoing research and development expenses, offering expenses, working capital, and other general corporate purposes, which may include funding for the hiring of additional personnel. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this Offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

There is no existing market for our Common Stock, and investors cannot be certain that an active trading market will ever exist or a specific share price will be established.

Prior to this Offering, there has been no public market for shares of our Common Stock. We cannot predict the extent to which investor interest in our Company will lead to the development of a trading market or how liquid that market might become. The Offering price for the shares of our Common Stock has been arbitrarily determined by the Company and may not be indicative of the price that will prevail in any trading market following this Offering, if any. The market price for our Common Stock may decline below the Offering price, and our stock price is likely to be volatile.

We will use our best efforts to list our Common Stock for trading on a securities exchange however it is uncertain when our Common Stock will be listed on an exchange for trading, if ever.

There is currently no public market for our Common Stock and there can be no assurance that one will ever develop. Our Board of Directors may take actions necessary to list our Common Stock on a national securities exchange, such as the New York Stock Exchange, the Nasdaq Stock Exchange, the Toronto Stock Exchange or the London Stock Exchange among others, however such a listing is not guaranteed. As a result, our Common Stock sold in this Offering may not be listed on a securities exchange for an extended period of time, if at all. If our Common Stock is not listed on an exchange it may be difficult to sell or trade our Common Stock shares.

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If our stock become publicly traded and the price fluctuates after the Offering, you could lose a significant part of your investment.

The market price of our Common Stock, if it were traded, could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this Annual Report, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets typically experience price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our Common Stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. If this type of securities litigation occurred against us in the future, it could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

Different Share classes may have different rights than Common Shares.

Different classes of shares may exist in the Company such as Preferred Shares held by major investors or founders of the Company. These shares may have different rights and preferences, such as voting rights, liquidation rights, participation rights, rights of first refusal, co-sale rights, and various other rights that do not exist for the class of Common Shares being sold in this Offering. As a result, holders of Preferred Shares will be able to influence certain decisions in management and affairs, and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

After the completion of this Offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because extractive mineral processing and battery material related companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We do not intend to pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price and eventual liquidity of our Common Stock.

We have never declared or paid any cash dividend on our Common Stock and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business, and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in shares of our Common Stock will depend upon any future appreciation in their value. There is no guarantee that shares of our Common Stock will appreciate in value or even maintain the price at which they are purchased.

We may terminate an offering at any time.

We reserve the right to terminate an ongoing offering at any time regardless of the number of Shares sold. In the event that we terminate an offering at any time prior to the sale of all of the Shares offered thereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to subscribers.

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Risks Related to Our Intellectual Property

If we are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology and product candidates, our competitive position could be harmed.

Our commercial success will depend in large part on our ability to obtain and maintain patent and other intellectual property protection in South America, the United States, and other countries with respect to where we operate, and manufacture our proprietary technology and products. We rely on trade secrets, patents, copyright and trademark laws, and confidentiality and other agreements with employees and third parties, all of which offer only limited protection. We seek to protect our proprietary position by filing and prosecuting patent applications in the US and abroad related to our technologies and products that are important to our business.

The patent positions are highly uncertain, involve complex legal and factual questions, and may be subject of much litigation. As a result, the issuance, scope, validity, enforceability, and commercial value of our patents are highly uncertain. The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside South America and the US. Our pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until patents are issued from such applications. Further, the examination process may require us to narrow the claims for our pending patent application, which may limit the scope of patent protection that may be obtained if these applications are issued. We do not know whether the pending patent applications for any of our separation technology and process application and characteristics will result in the issuance of any patents that protect our technology or products, or if any of our issued patents will effectively prevent others from commercializing competitive technologies and products. The rights that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected. It is also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them.

Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, our issued patents may be challenged in the courts or patent offices in the US and abroad. Any granted patents may be subjected to further post-grant proceedings that could limit their scope or enforceability. Claims that are amended during post-grant proceedings may not be broad enough to provide meaningful protection, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for our technology and products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the US and other jurisdictions are typically not published until 18 months after filing. Therefore, we cannot be certain that we were the first to make the inventions claimed in our pending patent application, or that we were the first to file for patent protection of such inventions.

Protecting against the unauthorized use of our patented technology, trademarks and other intellectual property rights is expensive, difficult, and may in some cases not be possible. In some cases, it may be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims, and proving any such infringement may be even more difficult.

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Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The US Patent and Trademark Office (USPTO) and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Periodic maintenance fees on any issued patent are due to be paid to the USPTO and various foreign national or international patent agencies in several stages over the lifetime of the patent. While an inadvertent lapse can in certain cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications or continuing applications thereof, based on our international patent applications, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market, which would have a material adverse effect on our business.

EnergyX may become subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property or claiming ownership of what we regard as our own intellectual property.

Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates, and to use our related proprietary technologies without violating the intellectual property rights of others. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our product candidates, including interference or derivation proceedings before the USPTO. Third parties may assert infringement or post grant invalidation claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our product candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing the applicable product candidate. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful and have a material adverse effect on the success of our business.

Competitors may infringe our patents or misappropriate or otherwise violate our intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. Also, third parties may initiate legal proceedings against us to challenge the validity or scope of intellectual property rights we own. These proceedings can be expensive and time consuming. Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments.

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We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents throughout the world would be prohibitively expensive. Therefore, we have filed applications and/or obtained patents only in key markets such as the US, EU, South America and selected other countries. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may be able to export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the US. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. As a result, proceedings to enforce our patent rights in certain foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business and could be unsuccessful.

Tax Consequences

IN VIEW OF THE COMPLEXITY OF THE TAX ASPECTS OF THE OFFERING, PARTICULARLY IN LIGHT OF CHANGES IN THE LAW AND POSSIBLE FUTURE CHANGES IN THE LAW AND THE FACT THAT CERTAIN OF THE TAX ASPECTS OF THE OFFERING WILL NOT BE THE SAME FOR ALL INVESTORS, PROSPECTIVE INVESTORS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATION PRIOR TO INVESTMENT IN THE COMPANY.

THE FOREGOING RISK FACTORS REFLECT MANY, BUT PERHAPS NOT ALL OF THE RISKS INCIDENT TO AN INVESTMENT IN THE COMPANY’S SHARES. EACH INVESTOR MUST MAKE HIS OWN INDEPENDENT EVALUATION OF THE RISKS OF THIS INVESTMENT.

DISCLAIMER OF FORWARD-LOOKING STATEMENTS

Any offering materials relating to current or future capital raises and any informational report provided by the Company (including this report) is (or will be) prepared by the Company and may contain forward-looking statements that may or may not be identified by words such as ‘may’, ‘could’, ‘believes’, ‘estimates’, ‘targets’, ‘expects’, or ‘intends’ and other similar words that involve risks and uncertainties. These statements are based on an assessment of past and present economic and scientific operating conditions and on a number of assumptions regarding future events and actions that, as of the date implemented into the applicable offering material or report, can reasonably be expected to take place. Such forward-looking statements are not guarantees of future performance and may involve a high degree of known and unknown risks, uncertainties, assumptions, and other important factors, many of which are beyond the control of the Company and its management. It is understood that the Company is a scientific endeavor, which inherently operates in novel discovery, and there always exists a possibility of unknown next steps, nonreplicable tests and/or results, and difficult hurdles or obstacles with no clear path forward. Although the Company believes that the expectations reflected in, and the assumptions underlying the forward-looking statements included in any offering materials or informational report are (or will be) reasonable, readers are cautioned not to place undue reliance on them, as the Company cannot give any assurance that the results, performance or achievements covered by the forward-looking statements will actually occur. Any presentation or report, unless expressly stated therein, should not be considered as an offer or invitation to subscribe for or purchase any shares of Company securities. No agreement to subscribe for securities in the Company will be entered into on the basis of any presentation, report or any information, opinions, or conclusions expressed in the course of any presentation or report. Any offering materials or report, unless stated otherwise therein, is not a prospectus, product disclosure document or other offering document under Puerto Rican or United States law or under the law of any other jurisdiction. Such material, including this report, have been prepared for information purposes only and does not constitute an offer or invitation to apply for any securities, including in any jurisdiction where, or to any person to whom, such an offer or invitation would be unlawful. To the maximum extent permitted by law, the Company and its professional advisors and their related bodies corporate, affiliates and each of their respective directors, officers, management, employees, advisers and agents and any other person involved in the preparation of this presentation disclaim all liability and responsibility (including without limitation and liability arising from fault or negligence) for any direct or indirect loss or damage which may arise or be suffered through use of or reliance on anything contained in, or omitted from, any offering materials or report (including this report). Neither the Company nor its advisors have any responsibility or obligation to update any offering material or this report or inform the reader of any matter arising or coming to their notice after the date of such material or report which may affect any matter referred therein. Readers should make their own independent assessment of the information and take their own independent professional advice in relation to the information and any proposed action to be taken on the basis of the information.

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7. Describe the ownership and capital structure of the Company, including: the terms of the securities being offered and each other class of security of the Company, including the number of securities being offered and/or outstanding, whether or not such securities have voting rights, any limitations on such voting rights, how the terms of the securities being offered may be modified and a summary of the differences between such securities and each other class of security of the Company, and how the rights of the securities being offered may be materially limited, diluted or qualified by the rights of any other class of security of the Company. (portions of§ 227.20l(m))

General

The Company is authorized to issue 183,675,260 shares consisting of two classes of stock being “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which the Company is authorized to issue is 138,048,205 shares and the total number of shares of Preferred Stock the Company is authorized to issue is 45,627,055 shares. As of December 31, 2023, the Company had 46,750,295 shares of Common Stock outstanding; 21,000,000 shares of Preferred Founders 1 Stock outstanding, 10,630,464 shares of Preferred Series A Stock outstanding, and 9,358,221 shares of Preferred Series B Stock outstanding.

From February 2021 to September 2021, the Company offered its securities through a registered funding portal Netcapital (“Netcapital”) in a side-by-side offering of Common Stock, under registration exemptions Section 4(a)(6) and Regulation D, Rule 506(c), raising an aggregate $4,465,844. Those investors that participated in our Offering via Netcapital.com have given their voting rights to a custodian, who will exercise the voting rights on behalf of all shareholders who purchased shares on the Netcapital crowdfunding portal. The securities were issued with voting rights. However, so that the crowdfunding community has the opportunity to act together and cast a vote as a group when a voting matter arises, a custodian will cast the vote for investors pursuant to the custodian agreement that all investors entered into in connection with the purchase of common stock or units on Netcapital.

Restrictions

All outstanding shares of our capital stock including Common Stock and Preferred Stock are restricted securities and may not be transferred without a resale exemption from registration under the Securities Act of 1933, as amended. For shareholders who purchased securities in our Regulation CF offerings, (a) securities issued in a transaction exempt from registration pursuant to section 4(a)(6) of the Securities Act may not be transferred by any purchaser of such securities during the one-year period beginning when the securities were issued in a transaction exempt from registration pursuant to section 4(a)(6) of the Securities Act unless such securities are transferred: (1) to the issuer of the securities; (2) To an accredited investor; (3) as part of an offering registered with the Securities and Exchange Commission; or (4) to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

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Valuation

The shares of our capital stock including our Common Stock and Preferred Stock are sold from time to time at valuations based in part on negotiations with purchasers and such pricing has been set in the discretion of and based on the business judgment of the Company’s board of directors. Such valuations may be, in some cases, deemed arbitrary.

Common Stock Voting

The holders of the Common Stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There shall be no cumulative voting.

Preferred Stock Voting

The holders of the Preferred Stock are entitled to cast the number of votes equal to a 1:1 conversion of the number of whole shares of Common Stock into which the shares held are convertible as of the record date for determining stockholders entitles to vote on such matters. Preferred Series A Stock and Preferred Series B stock have a set of major decision rights where two-thirds of their collective vote is required to proceed.

Lock-Up Agreement

The Subscribers holding shares of Common Stock issued under the Offering will provide an undertaking in the Subscription Agreement to lock-up its shares of Common Stock if requested by the Company. By providing this undertaking, Subscribers agree that in the event of an underwritten public offering or direct listing on a public exchange of the Company’s securities or the closing of a merger or other business combination of the Company with a publicly-traded special purpose acquisition company following which the capital stock of the combined or surviving entity are listed for trading on a public exchange, that such Subscriber will irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, lend, pledge, or otherwise transfer or dispose of any interest in any Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock during the 180-day period following the effective date of a registration statement or offering statement of the Company filed under the Securities Act.

Dividends

The Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate”) provides, the Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate) the holders of the Series A/B Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to the dividends payable pursuant to the following paragraph, a dividend on each outstanding share of Series A/B Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A/B Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock, and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A/B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A/B Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price; provided, however, that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Company, the dividend payable to the holders of Series A/B Preferred Stock pursuant to Section 1 of the Certificate shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A/B Preferred Stock dividend.

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The Certificate further provides, from and after the Original Issue Date or, if later, the date of issuance of the applicable shares of Series B Preferred Stock, the holders of then outstanding shares of Series A/B Preferred Stock shall be entitled to receive dividends (the “Accruing Dividends”) at the rate of 6% per annum of the applicable Original Issue Price (as defined below) (the “Dividend Rate”) for each share of Series A/ B Preferred Stock, prior and in preference to any declaration or payment of any other dividend (other than dividends on shares of Common Stock payable in shares of Common Stock or Founders 1 Preferred Stock). Accruing Dividends on such shares of Series A/B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A/B Preferred Stock) shall be cumulative and accrue from day to day, whether or not declared by the Company’s Board of Directors, and whether or not the Company has assets legally available to make payment of the Accrued Dividends, at a per annum rate equal to the Dividend Rate; provided, however, that the Accruing Dividends shall automatically cease to accrue upon the first to occur of (i) the fifth (5th) anniversary of the Original Issue Date and (ii) the date upon which the Company issues its next series of preferred stock for any amount. If the Accruing Dividends cease to accrue pursuant to the preceding sentence, then from and after such date, the holders of then outstanding shares of Series A/B Preferred Stock shall be entitled to receive, only when, as and if declared by the Board, out of any funds and assets legally available therefor, dividends at the Dividend Rate of the applicable Original Issue Price for each share of Series A/B Preferred Stock, prior and in preference to any declaration or payment of any other dividend (other than dividends on shares of Common Stock payable in shares of Common Stock or Founders 1 Preferred Stock). The right to receive dividends on shares of Series A/B Preferred Stock pursuant to the preceding sentence shall not be cumulative, and no right to dividends shall accrue to holders of Series A/B Preferred Stock by reason of the fact that dividends on said shares are not declared.

Liquidation

Our Certificate provides, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined in the Certificate), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, in each case on a pari passu basis as among each series of Preferred Stock, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, (a) with respect to the Series B Preferred Stock, an amount per share equal to the sum of (i) one and one-half times (1.5x) the Series B Original Issue Price, (ii) any unpaid Accruing Dividends, and (iii) any dividends (other than Accruing Dividends) declared but unpaid thereon,(b) with respect to the Series A Preferred Stock, the greater of (i) an amount per share equal to the Series A Original Issue Price, plus the sum of (A) any unpaid Accruing Dividends thereon, and (B) any dividends (other than Accruing Dividends) declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, and (c) with respect to the Founders 1 Preferred Stock, an amount per share equal to the greater of (i) the Founders 1 Preferred Original Issue Price, or (ii) such amount per share as would have been payable had all shares of Founders 1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

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Redemption

In the event of a Deemed Liquidation Event if the Company does not effect a dissolution of the Company under the General Corporations Act within ninety (90) days after such Deemed Liquidation Event, then (i) the Company shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Deemed Liquidation Event. (the “Redemption Request”), the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by Puerto Rico law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the Liquidation Amount (the “Redemption Price”). In the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Company shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Puerto Rico law governing distributions to stockholders. In the event the Company timely receives a Redemption Request, the Company shall send written notice of the mandatory redemption (a “Redemption Notice”) to each holder of record of each series of Preferred Stock not less than forty (40) days prior to the date of Redemption Date.

Conversion

The holders of Series A/B Preferred Stock have the right to convert each share of Series A/B Preferred Stock into such number of fully paid and non- assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price. The “applicable Conversion Price” for each series of Preferred Stock shall be equal to the applicable Original Issue Price of such series of Preferred Stock. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would be entitled, the number of shares of Common Stock to be issued upon conversion shall be rounded to the nearest whole share. In order for a holder of Series A/B Preferred Stock to voluntarily convert shares of such series of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Company’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent, and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock.

Series B Preferred Stock Preemptive Rights

The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities and triggered by the issuance of the Series B Preferred Stock.

Series A/B Preferred Stock Lock-Up

Certain Series A Preferred Stock and Series B Preferred Stock Holders (individually, a “Key Holder” and collectively “the Key Holders”) agreed in the event of an underwriting of securities that they will not, without the prior written consent of the managing underwriter, participate in any of the activities listed in Section 5.1 of the Series B Preferred Stock Purchase Agreement during the period commencing on the date of the final prospectus relating to the registration by the Company for their own behalf of shares of their Common Stock or any other equity securities under the Securities Act of 1933 on a registration statement on Form S-1 and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the Initial Offering, which means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

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Series B Preferred Stock Right of First Offer

Subject to the terms and conditions of the Company’s Investor’s Rights Agreement (the “Investor’s Rights Agreement”) and applicable securities laws, if the Company proposes to offer or sell any New Securities, as defined in the Investors’ Rights Agreement, the Company is obligated to first offer that portion of such New Securities prescribed to each Major Investor, as defined by the Investor’s Rights Agreement. A Major Investor is entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor.

Series B Preferred Stock Right of First Refusal and Co-Sale

Subject to the terms and conditions of the Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Amended and Restated ROFR and Co-Sale Agreement”), each Key Holder has unconditionally granted the Company a Right of First Refusal to purchase all or any portion of the Transfer Stock (as defined in the Amended and Restated ROFR and Co-Sale Agreement) that such Key Holder may propose to transfer at the same price and on the same terms and conditions as those offered to the Prospective Transferee (as defined in the Amended and Restated ROFR and Co-Sale Agreement) (the “Right of First Refusal”). If any Transfer Stock subject to a Proposed Key Holder Transfer (as defined in the Amended and Restated ROFR and Co-Sale Agreement) is not purchased and is to be sold to a Prospective Transferee, each respective Investor may exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer (the “Right of Co-Sale”).

Fully Paid and Non-assessable

All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Offering will be, duly authorized, validly issued, fully paid and non-assessable.

Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Ongoing Reporting Requirements

The following information is required disclosure pursuant to Rule 201(x) of Regulation CF and of importance to the Company’s shareholders:

The Company has not failed to comply with the ongoing reporting requirements of Regulation CF § 227.202 in the past.

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8. Describe how the exercise of rights held by the principal shareholders of the Company could affect the purchasers of the securities being offered. (portions of§ 227.20l(m))

The exercise rights of the holders of Preferred Shares are described above. Aside from the aforementioned Preferred stockholder exercise rights, there are no exercise rights held by the principal shareholders that would materially affect the current investors that participated in our Offering.

As the holder of a majority of the voting rights in the company, our majority shareholders may make decisions with which you disagree, or that negatively affect the value of your investment in the company, and you will have no recourse to change those decisions. Your interests may conflict with the interests of other investors, and there is no guarantee that the company will develop in a way that is advantageous to you. For example, the majority shareholders may decide to issue additional shares to new investors, sell convertible debt instruments with beneficial conversion features, or make decisions that affect the tax treatment of the company in ways that may be unfavorable to you. Based on the risks described above, you may lose all or part of your investment in the securities that you purchase, and you may never see positive returns.

9. Describe how the securities are being valued, and examples of methods for how such securities may be valued by the Company in the future, including during subsequent corporate actions. (portions of § 227.201(m))

The price of the Securities was determined solely by the management of the Company and bears no relation to traditional measures of valuation such as book value or price-to-earnings ratios. We expect that any future valuation will take the same approach.

10. Describe the risks to purchasers of the securities relating to minority ownership in the Company and the risks associated with corporate actions including additional issuances of securities, Company repurchases of securities, a sale of the Company or of assets of the issuer or transactions with related parties (portions of§ 227.20l(m))

As a minority owner of EnergyX, investors do not have a definitive say in terms of business decisions.

Those investors who purchased common stock through the Offering have a minority ownership in EnergyX and will be subject to the same risks as any investor with a minority stake in the company. Principally, minority investors will not have sufficient voting rights required to influence company direction at their discretion.

Corporate actions such as issuance of additional securities or repurchase of securities could influence the share price of securities held by our investors to decrease or increase respectively. Fluctuations in company valuation could similarly occur and positively or adversely impact our investors. Similarly, a sale of the issuer or assets of the issuer would signal a distribution of funds in relation to the securities held by the individual and the liquidation preferences of said securities.

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11. Describe the restrictions on transfer of the securities, as set forth in § 227.501. (portions of § 227.20l(m))

For shareholders who purchased securities in our Offering, (a) securities issued in a transaction exempt from registration pursuant to section 4(a)(6) of the Securities Act may not be transferred by any purchaser of such securities during the one-year period beginning when the securities were issued in a transaction exempt from registration pursuant to section 4(a)(6) of the Securities Act unless such securities are transferred: (1) to the issuer of the securities; (2) To an accredited investor; (3) as part of an offering registered with the Securities and Exchange Commission; or (4) to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

12. Describe the material terms of any indebtedness of the Company, including the amount, interest rate, maturity date and any other material terms.(§ 227.20l(p))

In 2021 and 2022, the Company issued approximately $4.8 million in convertible promissory notes to support its business operations, which were all converted to Series B Preferred Stock.

A commercial bank issued an irrevocable standby letter of credit on behalf of the Company for $500,000. The irrevocable standby letter of credit represents funds due and owing to the commercial bank as a result of the Company’s default under one or more of the terms of the Lease Agreement by and between the Company and its Landlord. This letter of credit had an original expiration of October 16, 2023, but such letter of credit was automatically extended for an additional period of one year, without amendment, from the expiration date. In no event shall this letter of credit be automatically extended beyond June 30, 2030. No amounts have been drawn under the standby letters of credit.

The Company has not entered into any active credit facility with a bank or financial institution at this time.

On April 9, 2022, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd (collectively, “GEM”). Pursuant to the Share Purchase Agreement, upon a public offering (whether by an initial public offering, a reverse merger, acquisition/merger by/with a special purpose acquisition company or other similar go-public event), the Company is granted the option of selling shares of its Common Stock to GEM at a slight discount to the then-current publicly traded price in exchange for cash, up to an aggregate purchase price of $450.0 million. The Share Purchase Agreement contains several constraints, such as a limitation on the amount of shares that the Company can sell to GEM in a sale transaction and certain controls relating to the time period between each sale of shares to GEM. In addition to and concurrently with the Share Purchase Agreement, the Company has also agreed to grant a warrant to GEM, granting GEM the right to purchase 1.5% of all outstanding shares of Common Stock of the Company (excluding options and grant awards) upon a public offering at the public offering price per share.

30

13. Describe exempt offerings conducted within the past three years. In providing a description of any prior exempt offerings, disclose: the date of the offering; the offering exemption relied upon; the type of securities offered; and the amount of securities sold and the use of proceeds.(§ 227.20l(q))

Date of Offering	Securities Offered	Amount Sold	Exemption	Use of Proceeds
12/2019	Common Stock	$542,578	Section 4(a)(2)	Issuance of common and preferred stocks.

03/2021	Common Stock	$1,065,931	Reg CF (Section 4(a)(6))	Pilot Plants, Intellectual Property, Battery Design, Payroll, Legal, Accounting/ Admin, Marketing.

03/2021	Common Stock	$426,888	Reg. D, Rule 506(c)	Pilot Plants, Intellectual Property, Battery Design, Payroll, Legal, Accounting/ Adm in, Marketing.

04/2021	Preferred Stock	$5,015,000	Section 4(a)(2)	Pilot Plants, Intellectual Property, and Battery Design operations

04/2021	Common Stock	$43,000	Rule 701	Restricted stock award for services

04/2021	Preferred Stock	$2,068,661	Section 4(a)(2)	Pilot Plants, Intellectual Property, and Battery Design operations

04/2021	Preferred Stock	$550,000	Section 4(a)(2)	Pilot Plants, Intellectual Property, and Battery Design operations

09/2021	Common Stock	$2,973,088	Reg CF (Section 4(a)(6))	Pilot Plants, Intellectual Property, and Battery Design operations

09/2022	Common Stock	$6,896,192	Regulation A+, Tier 2	Pilot Plants, Intellectual Property, and Battery Design operations

12/2022	Preferred Stock	$15,000,000	Reg. D, Rule 506(b)	Pilot Plants, Intellectual Property, and Battery Design operations

06/2023	Preferred Stock	$16,446,445	Reg. D, Rule 506(b)	Pilot Plants, Intellectual Property, Battery Design operations, and mineral resource acquisition.

10/2023	Common Stock	Ongoing	Regulation A+, Tier 2	Pilot Plants, Intellectual Property, Battery Design operations, and mineral resource acquisition.

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14. Describe any transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction, to which the Company was or is to be a party and the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on section 4(a)(6) of the Securities Act (15 U.S.C. 77d(a)(6)) during the preceding 12-month period, inclusive of the amount the Company seeks to raise in the current offering under section 4(a)(6) of the Securities Act, in which any of the following persons had or is to have a direct or indirect material interest: any director or officer of the issuer; any person who is, as of the most recent practicable date but no earlier than 120 days prior to the date the offering statement or report is filed, the beneficial owner of 20 percent or more of the issuer’s outstanding voting equity securities, calculated on the basis of voting power; if the Company was incorporated or organized within the past three years, any promoter of the Company; or any member of the family of any of the foregoing persons, which includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. The term spousal equivalent means a cohabitant occupying a relationship generally equivalent to that of a spouse. For each transaction identified, disclose the name of the specified person and state his or her relationship to the Company, and the nature and, where practicable, the approximate amount of his or her interest in the transaction. The amount of such interest shall be computed without regard to the amount of the profit or loss involved in the transaction. Where it is not practicable to state the approximate amount of the interest, the approximate amount involved in the transaction shall be disclosed. A transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. (§ 227.20l(r))

Does not apply.

15. Discuss the Company’s financial condition, including, to the extent material, liquidity, capital resources and historical results of operations. The discussion must cover each period for which financial statements of the Company are provided. A Company also must include a discussion of any material changes or trends known to management in the financial condition and results of operations of the Company subsequent to the period for which financial statements are provided. For companies with no prior operating history, the discussion should focus on financial milestones and operational, liquidity and other challenges. For companies with an operating history, the discussion should focus on whether historical results and cash flows are representative of what investors should expect in the future. Companies should take into account the proceeds of the offering and any other known or pending sources of capital. Companies also should discuss how the proceeds from the offering will affect the Company’s liquidity, whether receiving these funds and any other additional funds is necessary to the viability of the business, and how quickly the Company anticipates using its available cash. In addition, companies should describe the other available sources of capital to the business, such as lines of credit or required contributions by shareholders. References to the company in this question refer to the company and its predecessors, if any.(§ 227.20l(s))

EnergyX began business operations in 2019 and is still in the pre-revenue stage of development. Since inception, the Company has not generated revenues, has incurred losses, and had an accumulated deficit of $(33,382,207) as of December 31, 2023 and $(18,444,266) as of December 31, 2022. Further, we expect to incur a net loss in the foreseeable future, primarily as a result of increased operating expenses related to the deployment of pilot plants, manufacturing and scaling equipment, and the operations necessary to reach commercial contracts.

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Results of Operations for the Years Ended 2023 and 2022

Revenues

The Company is a pre-revenue, development stage, energy technology company focused on energy storage and extraction of critical minerals used in battery manufacturing. We have no commercial operations at this point and have not generated any revenues from licensing our technology or selling any products. The only revenues we have generated to date are from small scale testing.

Salaries and Consulting

During 2023, management continued to hire full time employees to execute the business plan, accelerate market development, assist our management team to develop and advance its technology development. The increase in salaries and consulting fees from $5,382,871 for the twelve months ended December 31, 2022 to $8,565,602 for the twelve months ended December 31, 2023 is reflective of our continued efforts during the year to grow our business, advance the technology and establish pilot plants for deployment in the field.

Professional Services

The Company has hired a number of professional service organizations to assist and support its business operations. The Company spent $598,153 during the twelve months ended December 31, 2022 and $517,393 during the twelve months ended December 31, 2023 on professional services fees, which is indicative of our rapid growth and our efforts to maintain and/or manage efficient research, development, customer relations, governance, etc. In 2023, the Company reclassified the categorization of certain activities from professional services, which is reflected as a decrease in spending

Research and Development Expenses

Research and development (R&D) expenses consist primarily of expenses related to technological development and advancement in respect of our LiTAS™ and SoLiS™ technologies. Specifically, these costs include, among others, laboratory costs, rent and equipment usage, specialty chemical purchases used in development work and other various research items supporting LiTAS™ and SoLiS™ testing and deployment efforts.

As the Company started scaling capital expenditures for pilot and demonstration plants, our research and development expenses were slightly lowered to $1,718,231 for the twelve months ended December 31, 2023 from $1,846,637 for the twelve months ended December 31, 2022.

Interest Expense

Following the conversion of convertible notes in 2022, there was no interest expense in 2023. Interest expense was $226,285 for the twelve months ended December 31, 2022.

Other Expenses

Other income relates to dividends received by the company from its money-market accounts. This income was $628,859 for the twelve months ended December 31, 2023, up from $39,054 for the twelve months ended December 31, 2022.

Net Loss

Our net loss was $(14,937,941) for the twelve months ended December 31, 2023, compared to $(10,547,755) for the twelve months ended December 31,2022. This increase in net loss is reflective of the rapid growth of our Company and accompanying investment by management, including increased employee count, technology development, construction and deployment of pilot plants and other related costs and expenses.

16. Provide financial statements (balance sheets, statements of comprehensive income, statements of cash flows, statements of changes in stockholders’ equity and notes to the financial statements) for the two most recent fiscal periods prepared in accordance with United States Generally Accepted Accounting Principles. If any of the financial statements have been audited by an independent accountant, provide those statements. If any of the financial statements have been reviewed but not audited by an independent accountant, provide those statements. Label statements “unaudited” if they have not been audited. (portions of§ 227.20l(t))

33

ENERGY EXPLORATION TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	AS OF DECEMBER 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$20,475,353	$20,527,649
Property, Plant and Equipment, net	4,036,767	1,921,789
Other Intangible Assets	2,131,824	-
Operating Lease Right of Use Asset	528,196	111,673
Financing Lease Right of Use Asset	301,801	77,287
Prepaid Expenses, Deposits & Other Assets	3,731,180	501,775
Total Assets	$31,205,121	$23,140,173
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$2,398,577	$609,041
Operating Lease Liability—short term	269,433	68,280
Financing Lease Liability—short term	68,444	22,893
Accrued and other liabilities	181,000	164,913
Total Current Liabilities	2,917,454	865,127
Lease Liabilities:
Operating Lease Liability—long term	267,441	43,467
Financing Lease Liability—long term	185,212	24,064
Total Liabilities	$3,370,107	$932,658
Stockholders’ Equity:
Founders—1 Preferred Stock at $0.01 par value, 21,000,000 shares authorized, 21,000,000 issued and outstanding	210,000	210,000
Preferred Stock—Series A at $0.01 par value, 10,630,464 shares authorized, issued and outstanding in 2023 and 2022	106,305	106,305
Preferred Stock—Series B at $0.01, 13,996,591 shares authorized; 9,358,221 shares issued and outstanding in 2023 and 5,246,610 shares issued and outstanding in 2022	93,582	52,466
Common Stock at $0.01 par value, 138,048,205 shares authorized; 47,162,853 shares issued and outstanding in 2023 and 46,675,295 shares issued and outstanding in 2022	471,630	466,753
Warrants	75,000	75,000
Additional paid-in capital	60,260,704	39,741,257
Accumulated deficit	(33,382,207)	(18,444,266)
Total Stockholders’ Equity	$27,835,014	$22,207,515
Total Liabilities and Stockholders’ Equity	$31,205,121	$23,140,173

The accompanying notes are an integral part of these consolidated financial statements.

34

ENERGY EXPLORATION TECHNOLOGIES, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2023	2022
REVENUE:
Customer testing income	$210,250	$14,250

EXPENSES:
Salaries and consulting	$8,565,602	$5,382,871
Professional services	517,393	598,153
Research and development	1,718,231	1,846,637
General and administrative costs	3,824,909	1,874,607
Stock based compensation	817,282	456,043
Depreciation and amortization expense	333,633	216,463
Interest expense	-	226,285
Total expenses	15,777,050	10,601,059

Other income	628,859	39,054

NET LOSS	$14,937,941	$10,547,755

The accompanying notes are an integral part of these consolidated financial statements.

35

ENERGY EXPLORATION TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2023 and 2022

	Preferred Stock	Common Stock	Warrants	Additional Paid-In Capital	Accumulated Deficit	Total
BALANCE—December 31, 2021	316,305	455,485	75,000	12,376,020	(7,896,511)	5,326,299

Issuance of Preferred and Common Stock	52,466	11,268	-	27,365,237	-	27,428,971

Net loss	-	-	-	-	(10,547,755)	(10,547,755)

BALANCE—December 31, 2022	$368,771	$466,753	$75,000	$39,741,257	$(18,444,266)	$22,207,515

Issuance of Preferred and Common Stock	41,116	4,877	-	20,519,447	-	20,565,440

Net loss	-	-	-	-	(14,937,941)	(14,937,941)

BALANCE—December 31, 2023	$409,887	$471,630	$75,000	$60,260,704	$(33,382,207)	$27,835,014

The accompanying notes are an integral part of these consolidated financial statements.

36

ENERGY EXPLORATION TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2023	2022
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net loss	$(14,937,941)	$(10,547,755)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Stock based compensation	817,282	456,043
Depreciation and amortization	333,633	276,453
Fixed assets write off	207,028	-
Changes in assets and liabilities that increase/(decrease) cash:
Prepaid expenses and other assets	(3,915,092)	(86,010)
Accounts payable	1,789,536	201,940
Accrued and other liabilities	712,207	(5,342)

Net cash used in operating activities	(14,993,347)	(9,704,671)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of fixed assets	(2,610,987)	(963,502)
Additions of intangible assets	(2,131,824)	-

Net cash used in investing activities	(4,742,811)	(963,502)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Payments of financing lease	(64,295)	-
Issuance of preferred stock	41,116	52,465
Issuance of common stock	4,877	11,267
Additional contributed capital	19,702,164	26,909,196
Conversion of convertible notes	-	(2,550,000)

Net cash provided by financing activities	19,683,862	24,422,928

Net (decrease)/increase in cash	$(52,296)	$13,754,755

CASH—Beginning of year	20,527,649	6,772,894

CASH—End of year	$20,475,353	$20,527,649

SUPPLEMENTAL CASH FLOW DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Total Property and equipment included in Accounts payable and Accrued expenses	$1,788,371	$197,141
Total Property and equipment included in Deposits and Other Asset	$3,209,918	$-

The accompanying notes are an integral part of these consolidated financial statements.

37

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

1. NATURE OF BUSINESS

Energy Exploration Technologies, Inc. (the “Company” or “EnergyX”) is a domestic corporation organized under the laws of the Commonwealth of Puerto Rico on December 18, 2018. The Company is a renewable energy technology company focused on developing technologies in energy storage and the critical materials, such as lithium, that are needed for battery production. We hope to fundamentally change the way humanity is powering our world and storing and using clean energy with breakthrough direct lithium extraction and refinery technologies and more effective energy storage solutions.

We are developing technologies that allow for more efficient and increased production of lithium from existing or otherwise unviable resources. Lithium is one of the most important and necessary materials in rechargeable batteries used in electric vehicles and other battery powered applications, yet it is the most supply constrained. Our objectives are to make lithium production more efficient and cost effective, as well as more environmentally friendly than existing conventional methods of production.

Our lithium extraction technology, labeled LiTAS™ (Lithium-Ion Transport and Separation), is a form of direct lithium extraction (“DLE”) and refinery processing, which allows operators to process lithium enriched brines found in salt flats or other underground formations across the world for the purpose of harvesting lithium. Approximately 50-60% of the world’s lithium production today is sourced from brine resources coming from South America according to Benchmark Mineral Intelligence, a leading market data firm in the battery materials industry. The northern portion of Chile, the northern portion of Argentina and the southern part of Bolivia is known as the “Lithium Triangle” as it is projected to hold over 50% of the known world’s lithium reserves today. The remaining production of lithium comes from hard rock and clay mining that is mainly completed in Australia, portions of China and other various locations around the world. In late 2023, the company acquired its first lithium mine in Chile and set up a wholly-owned subsidiary, EnergyX Chile SpA, through which it owns the mining rights. The company is focused on developing this mine into a lithium producing asset with its LiTAS™ technology.

We are also conducting research focusing specifically on solid-state and quasi solid-state lithium-based batteries. EnergyX is developing these next generation lithium-based batteries to be longer-lasting, more energy efficient, and safer than current generation of batteries because of lithium metal anode, high nickel cathodes, and solid state separators. Our next generation battery program, labeled SoLiS™ (Solid-State Lithium Separator), refers to the development and production of lithium metal based, next generation, solid- state and quasi solid-state batteries.

We believe our technologies may have additional applications within the energy storage sector for extraction or processing of critical minerals being used for battery production. We continue to explore and research other applications as they become aware to us.

In late December 2023, EnergyX set up a subsidiary EXSO, LLC to hold the Company’s land acquisition assets onshore US to be effective in 2024. As of the end of the year 2023, there was no financial activity in this subsidiary; however, the Company expects activities in 2024.

38

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America, and, as such, include amounts based on judgments, estimates and assumptions made by management that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Following is a description of the more significant accounting policies followed by the Company:

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There was $19,526,953 and $19,727,835 in cash equivalents as of December 31, 2023 and 2022, respectively.

Prepaid Expenses

Expenditures made to secure the use of assets or the receipts of services at a future date are charged to the prepaid account and are amortized based on the term and usage of the related asset or service.

Property, Plant, and Equipment

Property, plant, and equipment is recorded at cost. Expenditures for construction activities, and improvements are capitalized, while expenditures for operations and maintenance and general and administrative activities are charged to expense as incurred.

The Company depreciates property, plant, and equipment using the straight-line depreciation method (see Note 10 —Property, Plant, and Equipment for further details). Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the balance sheet, and any resulting gains or losses are recorded in the consolidated statements of operations.

Other Intangible Assets

The Company holds mineral rights related to the 90,000 acres of mining tenements in Chile as of December 31, 2023. The mineral rights are recognized as intangible assets on the consolidated balance sheet.

The carrying amount of mineral rights as of December 31, 2023 is $2,131,824, which is determined based on the initial acquisition cost and related geophysical services. In addition, there are future milestone-based share issuances from the Company to the Seller based upon certain operational metrics, which may or may not be achieved. The Company will periodically evaluate the carrying amount of mineral rights for impairment, considering factors such as changes in the asset’s potential for commercial extraction of lithium, market conditions, technological developments, and regulatory environment.

The useful life of mineral rights is assessed as indefinite due to the inherent uncertainty associated with the estimation of lithium reserves, as well as the potential for technological advancements impacting extraction methods and economic viability. The company has not begun amortizing the capitalized costs associated with exploration and development activities as of December 31, 2023.

39

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Leases

The Company follows ASU 2016-02, Leases (Topic 842) to determine if an arrangement is a lease at inception. Lease right-of-use (ROU) assets represent the Company’s right to an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet in accordance with the short-term lease exception included within Topic 842. When the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The lease ROU asset also includes any base lease payments made in advance and excludes non- lease components. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are generally accounted for separately.

Accounts Payable and Accrued and Other Liabilities

Accounts payable balance represents all invoices the Company has received, while accrued and other current liabilities consist of payroll related accruals, short-term lease obligations, deferred revenue, and estimated accruals when work has been performed, but an invoice has not been issued.

Expense and Other Income Recognition

Expenses are recognized when incurred. Other income is recognized when earned.

Research and Development

Research and Development costs are charged to expenses as incurred. The Company is engaged in research and development of novel lithium extraction technologies with wide applications in ionic separations and selective ion transfer. Initial focus includes lithium separation and transport membranes, as well as adsorption, solvent extraction, and lithium chloride brine to lithium hydroxide and lithium metal direct conversion. The Company has developed such LiTAS™ technologies that exhibit selectivity between Li and other problematic impurities in lithium extraction. Using our proprietary lithium separation technologies in greenfield or existing production processes, EnergyX can dramatically improve the lithium recovery rate of current extraction methods from brines.

40

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Laboratory bench scale equipment and supplies have been purchased to aid the development of the company’s lithium processing and battery technologies. Several larger pilot systems have been purchased, and pre-commercial demonstration scale units are being procured for deployment at multiple test-bed sites. General laboratory and analytical equipment and supplies purchased includes analysis equipment for testing solution and samples.

Income Taxes

Income taxes are accounted for using an asset-liability method. Deferred income taxes and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing asset and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of the change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established for deferred tax assets that, based on management’s evaluation, are not expected to be realized.

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax position as of December 31, 2023 and 2022.

Advertising

The Company expenses the cost of all advertising campaigns, including those for its Regulation A+ investment offering, and promotions as they are incurred. During the years ended December 31, 2023 and 2022, advertising expense amounted to $1,423,677 and $155,356 respectively, and is included as part of the general and administrative operating expenses in the consolidated statements of operations.

Fair Value Measurements

The carrying amounts of the Company’s financial instruments including Cash and Cash Equivalents approximate fair value due to the short-term nature of those instruments. The Company determines the fair value based upon the exit price that would be received to sell an asset or paid to transfer as liability in an orderly transaction between market participants, as determined by either the principal market or most advantageous market. Inputs used in the valuation techniques to derive fair value are classified based on a three-level hierarchy. These levels are:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

41

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

As of December 31, 2023, and 2022, the carrying amount of the Company’s financial instruments were determined using Level 1 inputs.

Stock-Based Compensation

The Company follows the provisions of ASC 718-20, Stock Compensation, Awards Classified as Equity, requiring that compensation cost relating to share-based payment transactions be recognized in the financial statements. Compensation expense for options granted to employees, directors and certain service providers (“grantees”) is determined based on estimated fair value of the options at the time of grant using the Black- Scholes option pricing model, which considers, as of the grant date, the estimated fair market value of the underlying shares, expected volatility, expected dividend yield and the risk-free interest rate over the expected life of the option. The grant date fair value of Restricted Share Awards (RSAs) is based on the estimated value of the restricted share on the date of grant. The compensation cost for all share-based awards is recognized as an expense over the grantee’s requisite service period (generally the vesting period of the equity award), except for costs related to persons directly involved in the development and/or construction of the projects which are capitalized into Construction in progress during the capitalization period. Shares are issued from authorized shares in settlement of options exercised. RSAs are included in common shares issued and outstanding from the date of issuance. Forfeitures are accounted for as they occur.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, EnergyX Chile SpA. All intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain expense accounts presented in the 2022 consolidated financial statements have been reclassified for comparative purposes in order to conform with the 2023 consolidated financial statement presentation.

3. PREPAID EXPENSES, DEPOSITS AND OTHER ASSETS

In 2023 we have other assets of $159,125 that consists of our Regulation A+ funding holdbacks. Our escrow agent held back a percentage of funds received and repaid this remaining balance in the first quarter of 2024. The Company also has $3,234,920 in deposits with vendors, arising from ordering equipment for our demonstration test beds. The total of prepaid expenses and total other assets is $3,731,180 in 2023. The prepaid expenses are detailed in below table.

42

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Prepaid expenses, deposits, and other assets at December 31, 2023 and 2022, consisted of the following:

	2023	2022
Insurance	$47,790	$34,964
Security deposits and prepaid final month rents	172,371	81,414
Registrations and subscriptions	116,974	49,003
Vendor agreement	3,234,920	73,153
Regulation A funding holdbacks	159,125	263,241
	$3,731,180	$501,775

4. EQUITY INCENTIVE PLANS

The Company agrees to issue restricted common stocks in the Company on the terms and conditions of award agreements to be entered into between Consultants, Advisors or Directors and the Company (an “Award Agreement”) issued pursuant to equity incentive plans that have been adopted by the Company. The Award Agreement(s) shall be subject to the terms and conditions of such equity incentive plans.

The original 2019 Equity Incentive Plan taking into consideration all stock splits of the Company was authorized to grant up to 15,000,000 awards of incentive stock options, non-qualified stock options and restricted stock. The original 2021 Equity Incentive Plan taking into consideration all stock splits of the Company was authorized to grant of up to 8,000,000 awards of incentive stock options, non-qualified stock options and restricted stock.

On April 30, 2022, all unused 1,999,482 awards from the 2019 Equity Incentive Plan poured out into the 2021 Equity Incentive Plan for a total 9,999,482. On December 21, 2022, the 2021 Equity Incentive Plan was increased in size according to the Fourth Amended & Restated Certificate of Incorporation by 17,421,340, totaling 27,420,822, unanimously approved by the Company’s Board of Directors.

Pursuant to the 2021 Equity Incentive Plan, taking into consideration all stock splits and issued non- qualified stock options and restricted stock, as of December 31, 2023, there were 15,168,248 outstanding non-qualified stock options and restricted stock, as per the below table:

	2023	2022
Non-qualified stock options	21,763,648	15,661,225
Restricted stock awards	3,414,444	3,414,444
Option pool outstanding	15,168,248	21,345,671
Option exercised	75,000	-
	40,421,340	40,421,340

43

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

The following table summarizes stock option activity for vested shares:

	Options	Average Exercise Price
Outstanding at January 1, 2022	11,885,450	$0.22
Granted	6,185,681	0.67
Exercised	-	-
Forfeited/Expired	(2,409,876)	0.17
Outstanding at December 31, 2022	15,661,255	0.41

Options Vested and Exercisable at December 31, 2022	3,860,271	0.16

Outstanding at January 1, 2023	15,661,255	0.41
Granted	7,570,284	1.91
Exercised	(75,000)	0.02
Forfeited/Expired	(1,392,891)	0.69
Outstanding at December 31, 2023	21,763,648	0.91

Options Vested and Exercisable at December 31, 2023	6,523,124	0.28

The Company uses a Black-Scholes option-pricing model to value the Company’s option awards. Using this option-pricing model, the fair value of each employee and non-employee award is estimated on the grant date. The fair value is expensed on a straight-line basis over the vesting period. In general, the option awards either vest ratably over the term have increasing vesting at the back end of the term. The Company has also granted milestone based option awards that only vest upon the successful completion of an event. The expected volatility assumption is based on the volatility of the share price of comparable public companies. The expected life is determined using the “simplified method” permitted by Staff Accounting Bulletin Number 107 and 110. The risk-free interest rate is based on the implied yield on a U.S. Treasury security at a constant maturity with a remaining term equal to the expected term of the option granted. The dividend yield is zero, as the Company has never declared a cash dividend.

44

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

The fair value of the stock options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the periods indicated:

	2023	2022
Expected term (in years)	2.50	3.00
Stock price volatility	55.00%	60.00%
Risk-free interest rate	4.08%	4.22%
Dividend yield	-	-

The above table reflects assumptions from 409A valuation reports prepared by Carta, which are used for fair value of the stock options granted by the Company. Figures for 2022 have been updated for comparison purposes in line with the 2022, 409A valuation report.

5. STOCKHOLDERS’ EQUITY

On December 21, 2022, the Company’s Board of Directors approved the Fourth Amended and Restated Certificate of Incorporation. In accordance with the Company’s Fourth Amended and Restated Certificate of Incorporation, the Company is authorized to issue 183,675,260 shares, consisting of two classes of stock to be designated “Common Stock” and “Preferred Stock”, respectively. The Corporation is authorized to issue 138,048,205 shares of Common Stock, $0.01 par value per share, and 45,627,055 shares of Preferred Stock, $0.01 par value per share, 21,000,000 shares of which are designated “Founders 1 Preferred Stock,” 10,630,464 shares of which are designated “Series A Preferred Stock” and 13,996,591 shares of which are designated “Series B Preferred Stock.”

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporations Act. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 3682(b)(2) of the General Corporations Act.

45

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock (including Founders-1 Preferred Stock, Series A Preferred Stock and Series B Preferred Stock) then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a deemed liquidation event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such deemed liquidation event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock or any other class ranking junior in right of payment to the Founders Stock by reason of their ownership thereof. Such distributions shall be made as follows: (a) with respect to the Series B Preferred Stock, an amount per share equal to the sum of (i) one and one-half times (1.5x) the original issue price of the Series B Preferred Stock ($4.00 per share), (ii) any unpaid accruing dividends, and (iii) any dividends (other than accruing dividends) declared but unpaid thereon, (b) with respect to the Series A Preferred Stock, the greater of (i) an amount per share equal to the original issue price of Series A Preferred Stock (ranging from $0.48 to $0.82 per share), plus the sum of (A) any unpaid according dividends thereon, and (B) any dividends (other than accruing dividends) declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event and (c) with respect to the Founders 1 Preferred Stock, an amount per share equal to the greater of (i) original issue price of the Founders 1 Preferred Stock ($0.025 per share), or (ii) such amount per share as would have been payable had all shares of Founders 1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such liquidation, dissolution or winding up of the Company or deemed liquidation event, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled as set forth hereunder, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

6. STANDBY LETTERS OF CREDIT

A commercial bank issued an irrevocable standby letter of credit on behalf of the Company for $500,000. The irrevocable standby letter of credit represents funds due and owing to the commercial bank as a result of the Company’s default under one or more of the terms of the Lease Agreement by and between the Company and its Landlord. This letter of credit had an original expiration of October 16, 2023, but such letter of credit was automatically extended for an additional period of one year, without amendment, from the expiration date. In no event shall this letter of credit be automatically extended beyond June 30, 2030. No amounts have been drawn under the standby letters of credit.

7. INCOME TAXES

The Company operates under the provisions of a Tax Exemption Agreement from the Commonwealth of Puerto Rico pursuant to the terms of Act No. 60, as amended from Act No. 20-2012. The tax exemption grant is in accordance with the applicable terms of the Act covering the performance of the eligible service activities for markets outside of Puerto Rico. Under the provisions of the Tax Exemption, the Company was granted a partial tax exemption from certain Puerto Rico taxes, including income taxes, personal and real property taxes, municipal taxes, among others applicable to Export Service Income (“ESI”), as defined in the grant, and eligible property. The exemption period is twenty (20) years. All income generated from the ESI activity of the Company shall be taxed at a 4% flat rate for income taxes. Municipal license taxes will be 60% exempt during the term of the grant. Municipal and State taxes on real and personal property will be 100% exempt for the first five (5) years starting on the effective date of the grant. Once the five (5) term of total exemption expires, the real and personal property will be exempt 90% for the remaining period of the grant.

46

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Non eligible services under the provisions of a Tax Exemption Agreement, the Company is subject to income taxes in Puerto Rico, at statutory rates which range from 18.5% to 37.5% depending on the level of taxable income.

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Temporary differences given rise to the deferred tax asset at December 31, 2023 and 2022, consist of:

	2023	2022
Tax Losses Carryforward	$1,335,288	$727,979
Less: Valuation Allowance	(1,335,288)	(727,979)
	$-	$-

A valuation allowance is recorded if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets may not be realized. At December 31, 2023 and 2022, the Company recorded a valuation allowance for the entire deferred tax asset due to the uncertainty surrounding the timing of realizing certain tax benefits in future income tax returns.

At December 31, 2023, the Company had $33,137,409 in net operating losses that may be offset against future taxable income and may expire as follows:

Year Ending December 31,	Amount
2029	$739,157
2030	1,761,197
2031	5,151,359
2032	10,547,755
2033	14,937,941
$33,137,409

The authoritative guidance on accounting for uncertainty in income taxes prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of income tax uncertainties with respect to positions taken or expected to be taken on income tax returns. Under the authoritative accounting guidance, income tax benefits are recognized and measured based upon a two-step model: 1) a tax position must be more likely than not to be sustained based solely on its technical merits in order to be recognized, and 2) the benefit is measured as the largest dollar amount of that position that is more likely than not to be sustained upon settlement. The difference between the benefit recognized in accordance with this model and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. No adjustment was required as part of this accounting guidance.

47

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

The Company files income tax returns under the Internal Revenue Code of the Commonwealth of Puerto Rico and under the provisions of Act No. 60. The Company remains subject to income tax examinations for its Puerto Rico income taxes generally for years 2023 and 2022.

The Company files U.S. Tax returns as administered by the Internal Revenue Service beginning in tax year 2019. The Company currently has several outstanding tax returns that are in the process of being filed, but expect to have tax losses in those years. There may be research and development tax credit carryforwards and NOL carryforwards generated through these filings that may expire at various times through 2038. These carryforwards are currently not considered usable due to the losses of the Company. Pursuant to the Tax Cuts and Jobs Act, any of the Company’s newly generated Federal NOL carryforwards can be carried forward indefinitely, while being limited to 80% of taxable income (determined without regard to the deduction). The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2019 through December 31, 2023.

8. RISK CONCENTRATION

Financial instruments that potentially expose the Company to certain concentrations of credit risk include cash in bank accounts. The Company maintains accounts at high quality financial institutions, including UBS Financial Services, Inc., the US subsidiary of UBS Group AG. While the Company attempts to limit any financial exposure its deposits balances may, at time, exceed the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). All deposit accounts are insured up to $250,000 per depositor, per insured bank. The Company has not experienced any losses on such accounts.

Our business, results of operations and financial condition may be adversely affected if a public health epidemic interferes with the ability of us, our employees, workers, contractors, suppliers, customers and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business.

The Company’s success depends upon the continued services of our executive officers and other key personnel who have critical industry experience and relationships. Significant competition for talented individuals could affect both Company’s ability to retain key personnel and hire new ones. The loss of the services of any officers or key personnel could hinder or delay the implementation of the business model, research and development efforts, or ability to sell products and services.

48

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

9. EQUITY TRANSACTIONS

On April 9, 2022, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd (collectively, “GEM”). Pursuant to the Share Purchase Agreement, upon a public offering (whether by an initial public offering, a reverse merger, acquisition/merger by/with a special purpose acquisition company or other similar go- public event), the Company is granted the option of selling shares of its Common Stock to GEM at a slight discount to the then-current publicly traded price in exchange for cash, up to an aggregate purchase price of $450 million. The Share Purchase Agreement contains several constraints, such as a limitation on the amount of shares that the Company can sell to GEM in a sale transaction and certain controls relating to the time period between each sale of shares to GEM. In addition to and concurrently with the Share Purchase Agreement, the Company has also agreed to grant a warrant to GEM, granting GEM the right to purchase 1.5% of all outstanding shares of Common Stock of the Company (excluding options and grant awards) upon a public offering at the public offering price per share.

On September 30, 2022, the Company held its first closing under its Regulation A+ offering, which was filed with the SEC through a Form 1-A Offering Circular on June 7, 2022, and received approximately $6.9 million through the sale of Common Stock, net of offering costs and commissions.

During December 2022, the Company raised $15 million through the sale of Series B Preferred Stock in connection with the Series B Offering. In connection with the closing of such Series B Offering, all of the Company’s existing promissory convertible notes, both principle and interest of 7% per annum, were converted into 5,246,610 shares of Series B Preferred Stock, calculated as of December 15, 2022, including a 15% discount to the per-share-price of the Series B Preferred Stock.

On June 30, 2023, the Company entered into two additional joinder agreements to the Series B Transaction Agreements with two separate investors. Pursuant to these joinders, the Company raised $16.4 million through further sales of Series B Preferred Stock in connection with the Series B Offering. Currently, an aggregate of 9,358,221 shares of Series B Preferred Stock are outstanding.

As of December 31, 2023, the Company has raised approximately $59 million through exempt offerings of common stock, preferred stock, and convertible notes, which have all been converted.

10. PROPERTY, PLANT AND EQUIPMENT

Assets are depreciated using the straight-line depreciation method applied to groups of assets with varying useful lives.

49

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Property, plant and equipment as of December 31, 2023 and 2022, consisted of the following:

	Estimated Useful Life(Years)	2023	2022
Assets Under Construction		$1,178,773	$488,035
Computer Equipment	3	56,922	15,904
Software Licenses	3	0	8,925
Leasehold Improvements	1–3	1,139,850	73,430
Furniture & Fixtures	3	38,262	38,262
Lab & Warehouse Equipment	3–10	1,724,425	1,339,261
Pilot Containers	10	369,547	216,735
Total property, plant & equipment		4,507,779	2,180,552
Less accumulated depreciation		(471,012)	(258,763)
Property, plant & equipment, net		$4,036,767	$1,921,789

11. LEASES

On June 1, 2021, the Company entered into a lease agreement for office and lab space in Austin, TX. On October 7, 2021, the Company extended the lease agreement on the same terms with a lease termination date of May 31, 2022. The company further extended lease obligations in February 2022 and in January, 2023. On July 16, 2021, the Company entered into a lease agreement for warehouse space in Austin, TX. The lease commences on August 1, 2021 and continues for 37 months. The monetary obligations remaining on the two leases described in this paragraph are immaterial to the Company, given the Company’s current financial standing.

On October 11, 2022, the Company entered into a lease for its new office and laboratory space at 2535 Ridgepoint Drive, Building F2, Austin TX, 78744. The new facilities span approximately 36,000 square feet and will be remodeled by the Company. On June 1, 2023, the Company entered into a lease for an engineering build space at 1601 Rutherford Suites, G-100/A-200, Austin, TX 78754. This facility spans 6,847 square feet of rentable space.

The operations team and activities from the build facility with the offices at the Rutherford site and the warehouse space at 2120 W. Braker Suite F, Austin TX 78758 will be relocated to 2535 Ridgepoint Drive, Building F2, Austin TX, 78744, resulting in the termination of the of the Braker and Rutherford leases. Cost for remodeling the new facility is expected to be approximately $1.0 million, with approximately $0.9 million of such amount being reimbursed to the Company by the landlord as a tenant improvement allowance.

50

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

The lease agreement has an initial term of seven years and the Company is obligated to pay aggregate annual rent of approximately $5.8 million over the seven years. The lease will begin upon the earlier of the Company moving into the space or the majority of the remodeling work being completed and a granted certificate of occupancy, which is estimated for the second half of 2024.

During February 2023, the Company extended and expanded its lease at 1624 Headway Circle, Suite 100, Austin, TX 78754 for an additional 3 years.

On June 1, 2023, EnergyX Chile SpA leased a 3,000 square meters site with a 799 square meters warehouse with electricity for 5 year in the city of Antofagasta, Chile. The location was strategically located nearby two ports.

Also on June 1, 2023, the Company leased a commercial property of approximately 1,900 square meters, which consists of 900 square meters of warehouse and 1,000 square meters of open area. The lease agreement is a one-year lease, with an extension term of five separate single year options.

The Company accounts for its U.S. leases in accordance with ASC 842 and Chile leases in accordance with IFRS 16. The Company determines if an arrangement is a lease at contract inception. A lease exists when a contract conveys to the Company the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: (1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property, plant, and equipment), and (2) the Company has the right to control the use of the identified asset and to obtain substantially all of the economic benefits from using the underlying asset.

Right-of-use assets represent the Company’s right to control the use of an explicitly or implicitly identified fixed asset for a period of time and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The lease liabilities are measured at the present value of the unpaid lease payments at the lease commencement date. Key estimates and judgments include how the Company determined the incremental borrowing rate (“IBR”) it uses to present value the unpaid lease payments, the lease term and lease payments.

ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its IBR. In some instances, the Company’s leases do not provide an implicit rate; therefore, management uses its IBR based on the information available at commencement date in determining the present value of lease payments.

The lease term for the Company’s lease includes the noncancelable period of the lease plus the renewal options the Company is certain to exercise. Lease payments included in the measurement of the lease asset or liabilities comprised of fixed payments. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date less any lease incentives received. For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received.

51

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Lease expense for lease payments is recognized on a straight-line basis over the lease term. The following is a maturity analysis of the annual undiscounted cash flows of the operating and finance lease liabilities as of December 31, 2023:

Years Ending December 31,	Operating Minimum Lease Payment	Finance Minimum Lease Payment
2024	$301,994	$90,326
2025	258,517	60,558
2026	21,596	60,558
2027	0	60,558
2028	0	25,233
Total undiscounted cash flows	582,107	297,233
Less imputed interest	45,233	43,577
Net present value of lease liability	$536,874	$253,656

The components of lease cost for the year ended December 31, 2023 and 2022, are as follows:

	2023	2022
Operating lease cost	$307,298	$71,602
Finance lease cost:
Amortization of assets	$44,652	$13,249
Interest on lease liabilities	$12,800	$2,942

Supplemental balance sheet information at December 31, 2023 and 2022 related to the leases are as follows:

Operating lease:

	2023	2022
Assets—operating lease right of use asset	$528,196	$111,673
Liabilities:
Current—operating lease liability	$269,433	$68,280
Noncurrent—operating lease liability	267,441	43,467
Total Lease Liability	$536,874	$111,747

52

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Finance lease:

	2023	2022
Assets—finance lease right of use asset	$301,801	$77,287
Liabilities:
Current—finance lease liability	$68,444	$22,893
Noncurrent—finance lease liability	185,212	24,064
Total Lease Liability	$253,656	$46,957

Supplemental cash flow information related to the leases of the Company for the year ended December 31, 2023 and 2022 are as follows:

	2023	2022
Right use of asset obtained in exchange for lease obligations –
Operating lease	$868,503	$195,296
Finance lease	$361,911	$92,745

Supplemental lease term and discount rate information related to the leases at December 31, 2023 are as follows:

	2023	2022
Weighted-average remaining lease term (in years):

Operating lease	2.0	1.7

Finance lease	4.1	2.0

Weighted-average discount rate:

Operating lease	5%	8%

Finance lease	8%	5%

53

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

The current portion of the operating and finance lease liabilities are included as part of accrued and other liabilities in the accompanying consolidated balance sheet.

12. ADOPTION OF NEW ACCOUNTING PRONOUCEMENTS

On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which modifies the measurement of expected credit losses on certain financial instruments. The Company adopted this new guidance utilizing the modified retrospective transition method. The adoption of this Standard did not have a material impact on the Company’s consolidated financial statements but did change how the allowance for credit loss is determined.

13. REVENUE RECOGNITION

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. The following summarizes significant information about the Company’s revenue recognition policies:

Customer Testing Income:

Customer Testing Income primarily consists of revenues generated from testing lithium-bearing brines provided by our customers. Revenue recognition for these services is performed in accordance with ASC 606.

The Company recognizes revenue when phase testings or milestones are reached. The amount of revenue recognized reflects the contractual agreement in place for the customer.

The Company does not have any material contract assets or liabilities related to Customer Testing Income.

14. SUBSEQUENT EVENTS

For purposes of these consolidated financial statements, subsequent events have been evaluated through March 28, 2024, which is the date that the consolidated financial statements were available to be issued. There are no material subsequent events that would require further disclosures in the Company’s consolidated financial statements aside from the one disclosed below.

On February 9, 2024, EnergyX raised the share price of its currently ongoing Regulation A+ offering to $9/share from the previous offering price of $8/share. From the start of the Regulation A+ offering in October 2023 to the date of the price change, the Company had raised approximately $16 million in gross proceeds. Since the date of the price increase, the Company has raised approximately $6 million in gross proceeds, bringing cumulative total of approximately $22 million in gross proceeds since the start of the fundraising campaign in October 2023. Since the start of 2024, the fundraising campaign has raised approximately $15 million in gross proceeds.

54

I, Teague Egan (“Full name”) certify that:

(1) the financial statements of Energy Exploration Technologies, Inc. included in this Form are true and complete in all material respects; and

(2) the tax return information of Energy Exploration Technologies, Inc. included in this Form reflects accurately the information reported on the tax return for Energy Exploration Technologies, Inc. filed for the fiscal year ended 12/31/2023.

/Teague Egan/
Full name: Teague Egan
Position: CEO
Date: July 26, 2024

Note: Intentional misstatements or omissions of facts constitute federal criminal violations. See 18 U.S.C. 1001.

The accompanying notes are an integral part of these financial statements.

55